As filed with the Securities and Exchange Commission on November 1, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANSAL WELLNESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	5190	99-0375676
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(954) 722-1300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Alexander M. Salgado

Chief Executive Officer

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(954) 722-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Gutiérrez Bergman Boulris, PLLC

901 Ponce De Leon Blvd., Suite 303

Coral Gables, Florida 33134

(305) 358-5100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001	31,437,500	(1)	$0.26	$8,173,750	$990.66
Common Stock, par value $0.001	4,825,000	(2)	$0.26	$1,254,500	$152.05
Common stock, par value $0.001	26,612,500	(3)	$0.26	$6,919,250	$838.61

Total	62,875,000			$16,347,500	$1,981.32

(1)	Represents shares of common stock held by the selling shareholders named in this registration statement as part of a private offering of units (“Units”) completed in July 2018, each Unit consisting of one share of common stock and one common stock purchase warrant (“Warrants”), as described in “Prospectus Summary-Selling Shareholders” in the prospectus comprising a portion of this registration statement, which shares are being registered for resale by the selling shareholders in this registration statement.

(2)	Represents shares of common stock held by the selling shareholders named in this registration statement, which have subsequently been issued upon exercise of Warrants, which shares are being registered for resale by the selling shareholders in this registration statement.

(3)	Represents shares of common stock issuable upon exercise of the remaining outstanding Warrants, which shares are being registered for resale by the selling shareholders named in this registration statement. The registrant is also registering hereunder an indeterminate number of shares that may be issued upon exercise of the Warrants and resold by the selling shareholders hereunder as a result of stock splits, stock dividends and similar transactions.

(4)	The offering price for the issued shares of common stock registered hereunder for resale has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2018

PROSPECTUS

SANSAL WELLNESS HOLDINGS, INC.

62,875,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering up to 62,875,000 shares of common stock through this prospectus consisting of (a) 31,437,500 shares held by the selling shareholders named in this prospectus as part of a private offering of units (“Units”) completed in July 2018, each Unit consisting of one share of common stock and one common stock purchase warrant (“Warrants”), as described in “Prospectus Summary-Selling Shareholders;” (b) 4,825,000 shares held by the selling shareholders named in this prospectus, which have subsequently been issued upon exercise of Warrants; and (b) 26,612,500 shares issuable upon exercise of the remaining outstanding Warrants.

The selling shareholders named in this prospectus, and any of their pledgees, donees, transferees or other successors-in-interest, may offer and sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash. The selling shareholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “SSWH.” On October 30, 2018 the closing price for our common stock was $0.27.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”) and as such, may elect to comply with certain reduced public company reporting requirements for future filings.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors” beginning at page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________ __, 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling shareholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to “SanSal Wellness,” “the Company,” “we,” “our” and “us” refer to SanSal Wellness Holdings, Inc. and its subsidiary. All share and per share information in this report gives pro forma effect to the implementation of a six for one forward stock split effective November 9, 2017.

Business Overview

SanSal Wellness is an entirely vertically-integrated agribusiness focused on producing, marketing, and distributing highest purity full spectrum natural phytocannabinoid-rich industrial hemp products. SanSal Wellness owns and operates a 140-acre farm in Pueblo, Colorado, capable of producing over 200,000 proprietary full spectrum phytocannabinoid-rich hemp plants yielding a potential minimum annual harvest of over 200,000 pounds of outdoor-grown industrial hemp. While part of the cannabis family, industrial hemp, which contains less than 0.3% tetrahydrocannabinol (“THC”), the psychoactive compound that produces the “high” in marijuana, is distinguished from marijuana by its use, physical appearance and lower THC concentration (marijuana generally has a THC level of 10% or more). The Company also operates approximately 15,000 sq. ft. of climate-controlled greenhouses to produce a consistent supply of year-round indoor-cultivated hemp. In addition, there is a 10,000-sq. ft. onsite facility used for processing raw industrial hemp, oil extraction, formulation laboratories, and quality/purity testing. SanSal Wellness is registered with the Colorado Department of Agriculture to grow industrial hemp pursuant to federal law.

SanSal Wellness meticulously processes its hemp crop to produce superior quality whole-plant hemp oil, extracts and derivatives which contain the entire broad spectrum of cannabinoids extracted from the flowers and leaves of hemp plants. Whole-plant hemp oil is known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system. Most commercially available hemp oil and extracts are not derived from the entire plant and are usually from less desired hemp seed which contain fewer cannabinoids. As a result, SanSal Wellness believes that its products are premier quality cannabinoids and are highly sought after by consumers and manufacturers of premium hemp products.

SanSal Wellness has developed a wide variety of formulated phytocannabinoid-rich hemp products which are marketed and distributed by the Company under its Veritas Farms™ and SanSal Wellness brand names. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

SanSal Wellness and Veritas Farms™ products (20+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, vape oils and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its Veritas Farms™ website, as well as through numerous other online retailers and “brick and mortar” retail outlets.

Corporate Information

The Company was incorporated in the state of Nevada on March 15, 2011 under the name “Armeau Brands Inc.” and changed its name to “SanSal Wellness Holdings, Inc.” effective November 7, 2017.

Our executive offices are located at 1512 E. Broward Boulevard, Suite 300, Fort Lauderdale, FL 33301 and our telephone number is (954) 722-1300. Our corporate website is www.sansalwellness.com and our Veritas Farms™ website is www.theveritasfarms.com. Information appearing on our websites is not part of this prospectus.

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Corporate History

The Company’s original business objective following its incorporation, was to produce and market its own brand of ice wine made from grapes harvested in Armenia. While the Company took numerous steps with respect to implementation of its business plan, including securing sources of production and did, in fact produce 4,500 bottles of ice wine for product sampling and customer marketing purposes, the Company was unable to raise sufficient capital to fully implement its business plan and generate revenues.

On June 5, 2017, Jaitegh Singh purchased a total of 45,000,000 “restricted” shares of our Company’s common stock from our then sole officer and director, Cassandra Tavukciyan, for aggregate consideration of $345,000. The share purchase was consummated in a private transaction pursuant to a common stock purchase agreement entered into between Mr. Singh and Ms. Tavukciyan.

Concurrent with the share purchase transaction, Cassandra Tavukciyan resigned as our Chief Executive Officer, Chief Financial Officer and sole director, and was succeeded in those capacities by Jaitegh Singh. Mr. Singh relocated the Company’s principal offices to Fort Lauderdale, Florida.

On September 27, 2017 (“Closing”), the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with all the members (the “Members”) of 271 Lake Davis Holdings, LLC d/b/a SanSal Wellness (“271”), pursuant to which it became a wholly-owned subsidiary of the Company (the “SanSal Acquisition”). 271, founded in 2015, is a vertically-integrated agribusiness focused on producing full spectrum natural phytocannabinoid-rich industrial hemp extracts.

Pursuant to the Exchange Agreement, we acquired all the outstanding limited liability company interests of 271 in exchange for the issuance to the Members, pro rata, of 46,800,000 “restricted” shares of our common stock, whereupon Jaitegh Singh, the holder of the Company’s currently outstanding 45,000,000 “restricted” shares of common stock contributed those shares to the capital of the Company for cancellation.

At Closing, Alexander M. Salgado and Erduis Sanabria, the members of 271’s management team, were appointed to the Company’s board of directors and as the Company’s Chief Executive Officer and Executive Vice President, respectively. Jaitegh Singh, who was then the Company’s President and sole director, then stepped down from such position, but assumed the position of the Company’s Vice President and Secretary. At this time, the Company has no independent directors, no audit committee, no compensation committee, and no corporate governance committee.

In addition, at Closing, Members, holding an aggregate of 26,674,500 shares of our common stock, including Messrs. Salgado and Sanabria, entered into a five-year voting agreement, pursuant to which Messrs. Salgado and Erduis have the right to direct the voting of their shares on all matters presented to shareholders for a vote.

Following completion of the SanSal Acquisition, the Company determined to focus its business on the business of 271. Accordingly, we applied to FINRA to (a) change our corporate name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” (with a comparable change in our trading symbol from ARUU to SSWH); (b) authorize a class of “blank check” preferred stock; and (c) implement a six-for-one forward stock split. The name, trading symbol and authorized capitalization changes became effective as of November 7, 2017 and the stock split was implemented on November 9, 2017.

As a result of the completion of the SanSal Acquisition and management’s determination to focus the Company’s future business efforts on the SanSal Wellness business, 271 is deemed to be the survivor of the SanSal Acquisition for financial statement purposes. Moreover, we changed the Company’s fiscal year-end from January 31 to December 31 to coincide with 271’s fiscal year-end, effective with the year ended December 31, 2017.

Selling Shareholders

On July 31, 2018, the Company completed a private offering (the “Private Offering”) of 29,250,000 Units at a price of $0.10 per Unit for total cash proceeds of $2,925,000. Each Unit consisted of (a) one share of the Company’s common stock; and (b) one five-year common stock purchase warrant (“Warrants”) In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single accredited investor in a private transaction, converted in accordance with its terms into 2,187,500 Units at the first closing of the Private Offering.

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The Warrants entitle the holder thereof to purchase one share at an exercise price of $0.15 during the five (5) year period from the date of issuance. The exercise price and number of shares issuable upon exercise of the Warrants will be subject to anti-dilution adjustment in the event of stock splits, stock dividends and similar recapitalization events. The registration statement of which this prospectus forms a part, covers the resale by the selling shareholders of the Shares included in the Units and issuable upon exercise of the Warrants. The Warrants will provide for a “cashless” exercise in the event that the Company does not have this registration statement declared effective by the SEC on or before January 31, 2019.

WestPark Capital, Inc., a member of the Financial Industry Regulatory Authority, acted as the Company’s exclusive placement agent (the “Placement Agent” or “WestPark”) for the Private Offering. The Placement Agent was paid (a) a commission equal to 10% of the aggregate offering price of Units sold in the Private Offering; and (b) a non-accountable expense allowance equal to 3% of the aggregate offering price of Units sold in the Private Offering. In addition, the Placement Agent received a seven-year warrant to purchase a number of Units equal to 10% of the total Units sold in the Private Offering, with an exercise price of $0.10 per Unit. The Company has also paid the Placement Agent (a) a $15,0000 non-refundable retainer for agreeing to act as placement agent for the Private Offering; and (b) $10,000 for the Placement Agent’s legal fees.

The Units offered and sold in the Private Offering were offered and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D thereunder.

In order to provide additional funding for our continued growth, in September 2018, the Company retained WestPark to solicit exercise of the Warrants. In connection therewith, SanSal Wellness has agreed to pay WestPark, a warrant solicitation fee in cash equal to five percent (5%) of the gross proceeds raised from exercise of the Warrants. The Company has also engaged WestPark under an Investment Banking Advisory Agreement, which provides for additional fees in the form of cash and warrants. As of the date of this prospectus, 4,825,000 of the Warrants have been exercised, resulting in proceeds to the Company, net of WestPark’s warrant solicitation fee of $36,188, of $687,562.

The Offering

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus of 62,875,000 shares of our common stock, par value $0.001 per share. No shares are being offered for sale by the Company.

Common stock offered by selling shareholders:	62,875,000, of which 31,437,500 are shares included in the Units; 4,825,000 of which are shares which have subsequently been issued upon exercise of Warrants included in the Units; and 26,612,500 of which are shares issuable upon exercise of the remaining outstanding Warrants.

Common stock outstanding as of the date of this prospectus:	96,084,008 shares of common stock (1).

(1)	Does not include (a) 12,500,000 shares of our common stock reserved for issuance upon the exercise of options granted or options and other equity awards which may subsequently be granted under our 2017 Stock Incentive Plan; (b) 26,612,500 shares reserved for issuance upon the exercise of unexercised warrants; and (c) 6,887,500 shares of our common stock reserved for issuance upon the exercise other outstanding warrants, including the warrants issued to WestPark.

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Terms of the Offering:	The selling shareholders will determine when and how they will sell the shares of common stock offered in this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of common stock offered by the selling shareholders under this prospectus. We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all.

Risk factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
Statement of Operations	2018	2017	2017	2016
	(Unaudited)
Revenues	$818,585	$500,305	$1,114,674	$76,232
Cost of Sales	515,698	429,297	923,260	521,500
Selling,General and
Administrative Expenses	994,240	566,649	1,524,308	984,140
Other Expense (Income)	(9,924)	230,887	1,121,114	28,717
Income Tax Benefit/Provision	0	0	0	0
Net Income (Loss)	$(681,429)	$(726,528)	$(2,454,008)	$(1,458,125)

	As of June 30,	As of December 31,
Balance Sheet Data	2018	2017	2016
	(Unaudited)
Cash	$9,280	$27,803	$95,591
Total Assets	$5,370,877	$5,210,740	$4,924,643
Total Liabilities	$2,122,948	$2,102,453	$772,414
Total Shareholders’ Equity	$3,247,929	$3,108,287	$4,152,229

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RISK FACTORS

The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

We are an early stage company with a limited operating history.

The Company is an early stage company, which commenced operations in 2016 and began generating commercial revenues in 2017. The Company incurred net losses of $2,454,008, $681,429 and $726,528 for the year ended December 31, 2017 and the six months ended June 30, 2018 and 2017, respectively. We are subject to all the problems, expenses, difficulties, complications and delays encountered in establishing a new business.  The Company does not know if it will become commercially viable and ever generate significant revenues or operate at a profit.

The Company’s ultimate success will be dependent in part on our ability to successfully develop, produce and market a portfolio of natural phytocannabinoid-rich industrial hemp products and market acceptance of our planned products.

Our ultimate success will be dependent in part on our ability to successfully develop, produce and market a portfolio of natural phytocannabinoid-rich industrial hemp products. We are an agribusiness and grow our product indoors and outdoors, and there are risks associated with the production of our product relating to such things as weather, soil deterioration, and infestation that could affect our supplies and inventory. In addition, market acceptance by and demand for our planned products from consumers will also be key factors in our ability to succeed. If we are unable to develop and market our portfolio of existing and planned products or if they are not accepted by consumers, our business, results of operations and financial condition could be seriously harmed.

In addition, we do not carry any products liability insurance. Thus, we may not be able to cover all or any part of any claims that may be asserted against us. A successful products liability claim brought against us that is in excess of our available capital could have a material adverse effect on our business and results of operations.

A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales and profitability, and could reduce or deplete our financial resources.

A significant product defect could materially harm our brand image and could force us to conduct a product recall. This could damage our relationships with our customers and reduce end-user loyalty. A product recall would be particularly harmful to us because we have limited financial and administrative resources to effectively manage a product recall and it would detract management’s attention from implementing our core business strategies. As a result, a significant product defect or product recall could cause a decline in our sales and profitability, and could reduce or deplete our financial resources.

We need to undertake significant marketing efforts and we have only limited marketing experience.

Our marketing efforts to date have been limited in large part to sales in the business-to-business channel. In order to achieve profitability, we need to undertake significant marketing efforts for our existing and planned products in the business-to-consumer and medical channels, including building awareness of our Veritas Farms™ and SanSal Wellness brands and promoting both online and “brick and mortar” sales. Current management has only limited marketing experience and we will need to build an in-house sales force and/or establish a network of independent sales representatives to market and sell our products. Accordingly, there is no assurance that any marketing strategy we develop can be successfully implemented or if implemented, that it will result in significant sales of our existing and planned products.

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Our current revenues are generated from sales of our products to a limited number of customers and accordingly, until we expand our sales channels and customer base, the loss or failure to pay amounts owed when due of any of such customers could harm our business, results of operations and financial conditions.

To date, substantially all of our revenues have been generated from sales of our products to a limited number of distributors in the business-to-business channel. In 2017, one customer accounted for 72% of sales and 79% of accounts receivable. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity. Accordingly, until we expand our sales channels and customer base, the loss or failure to pay amounts owed when due of any of such customers could materially harm our business, results of operations and financial condition, up to and including putting us out of business, in which case you would lose your entire investment.

Our agreements with customers do not require them to purchase any specified amounts of our products or dollar amounts of sales or to make any purchases whatsoever. Therefore, we cannot assure you that, in any future period, our sales generated from these customers, individually or in the aggregate, will equal or exceed historical levels. We also cannot assure you that, if sales to any of these customers cease or decline, we will be able to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales, or a decrease in the prices of products sold to one or more of these customers could cause a significant decline in our net sales and profitability.

The Company may require additional financing to become profitable.

To date, the Company has funded its development activities primarily through private placements of equity, capital contributions from its principals and shareholder loans. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2017 includes an explanatory paragraph stating that our lack of revenues and working capital raise substantial doubt about our ability to continue as a growing concern.  In order to become profitable, the Company may require additional financing. There can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing shareholders.  The absence of additional financing, if and when needed, could cause the Company to delay full implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

Our business is subject to compliance with government regulation the cost of which may be material and the failure to comply with present and future government regulation could harm our business, results of operations, financial condition and prospects, could put us out of business and could cause you to lose your entire investment.

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

•	the production of our products;

•	environmental protection;

•	interstate commerce and taxation; and

•	workplace and safety conditions, minimum wage and other labor requirements.

The federal Agricultural Act of 2014, along with the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018) and Colorado’s Industrial Hemp Regulatory Program, provide for the cultivation of industrial hemp for purposes of research as part of agricultural pilot programs adopted by individual states, including Colorado (pursuant to which we operate). The uncertainty of conflicting interpretations of these legislative authorities, as they relate to the federal Controlled Substance Act’s provisions relating to the cultivation of “marijuana,” presents a substantial risk to the success and ongoing viability of the Company and the hemp industry in general. The uncertainty is a deterrent to investment in cannabis-related businesses, securing channels of distribution and obtaining banking, payment processing services, transfer agent, clearing, and other financial services. Investors face uncertainty in the ability to deposit and clear the securities offered herein.

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The Trump Administration announced last year that there may be greater enforcement of federal laws regarding marijuana. Federal enforcement of existing laws and regulations could have a material adverse effect on our business and may cause you to lose your entire investment.

New legislation or regulations may be introduced at either the federal and/or state level which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products. New legislation or regulations may require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials, and it is possible that the costs of complying with these new regulatory requirements could be material.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Border Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to SanSal Wellness, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

If SanSal Wellness fails to properly manage its anticipated growth, the Company’s business could suffer.

A significant part of SanSal Wellness’ strategy will be to expand sales and marketing of its existing products into new channels and geographic markets and develop, sell and market additional product, such as those in its Veritas Farms™ product line. Our planned expansion may place a significant strain on management, as well as on operational and financial resources and systems. To manage growth effectively, the Company will need to maintain a system of management controls, and attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees. Failure to manage our anticipated growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on the ability to successfully implement our planned growth strategies, as well as on the Company’s business, results of operations and financial condition.

SanSal Wellness will likely face substantial competition.

The industrial hemp cultivation and derivative products industry is relatively new and evolving. While we believe that the industry is fragmented at the present time, there are numerous competitors, including Green Roads, diamond CBD, Folium Biosciences, CBD Rx. St. Mary’s Nutritional and CV Sciences, some of whom are larger and have a longer operating history and greater financial resources than does the Company. Moreover, we may also face competition with larger firms in consumer products manufacturing and distribution industry, who elect to enter the market given the relatively low barriers to entry. SanSal Wellness believes that it competes effectively with its competitors because of its vertical integration through the cultivation, extraction, formulation, manufacturing and distribution processes, the quality of its products and customer service. However, no assurance can be given that SanSal Wellness will effectively compete with its existing or future competitors. In addition, competition may drive the prices of our products down, which may have a materially adverse effect on our business.

We are dependent upon our Chief Executive Officer and Executive Vice President and the loss of either of such individuals could have an adverse effect on the Company.

Until we build up our management infrastructure, our success depends in large part upon the efforts of Alexander M. Salgado, our Chief Executive Officer and Erduis Sanabria, our Executive Vice President. While we are party to employment agreement with each of those individuals, we do not currently maintain “key man” life insurance on either of them. Notwithstanding the foregoing, the loss of either of their services would currently have a material adverse effect on SanSal Wellness.

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The Company’s success will be dependent in part upon its ability to attract qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract qualified management, administrative, product development and marketing and sales personnel and consultants.  The inability to do so on favorable terms may harm the Company’s proposed business.

We do not have any business interruption insurance and this may cause us to be unable to continue as a going concern if there is an interruption to our business.

There are a variety of things that may cause an interruption in our business, such as weather events. We do not carry business interruption insurance, which means that if our business is interrupted, we could be unable to produce, develop and market our products, and could lose substantial revenue and cash flow, materially harming our business, operations, and financial results.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our success depends, in large part, on our ability to protect our current and future brands (including Veritas Farms™) and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to us.

Risks Related to our Status as a Public Company

We are and plan to continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and plan to continue to be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs are an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

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●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our Chief Executive Officer (our Principal Executive, Financial and Accounting Officer) identified the following two material weaknesses that have caused management to conclude that, as of December 31, 2017, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

●	We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

●	We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Our Chief Executive Officer (our Principal Executive, Financial and Accounting Officer), evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

We are taking additional steps to remedy these material weaknesses. However, we expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The Jobs Act has reduced the information that the Company is required to disclose, which could adversely affect the price of our common stock.

Under the Jobs Act, the information that the Company is required to disclose has been reduced in a number of ways.

Before the adoption of the Jobs Act, the Company was required to register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company had total assets exceeding $1,000,000 and 500 record holders of the common stock; the Jobs Act has changed this requirement such that the Company must register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company has total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not “accredited investors.” As a result, the Company is now required to register the common stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (a) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (b) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the common stock pursuant to an effective registration statement under the Securities Act; (c) the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

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●	The Company is excluded from Section 404(b) of the Sarbanes-Oxley of 2002 (“Sarbanes-Oxley”), which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The Jobs Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC; and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

●	The Jobs Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.

●	As long as the Company is an EGC, the Company may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

●	In the event that the Company registers the common stock under the Exchange Act as it intends to do, the Jobs Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the Exchange Act relating to shareholder advisory votes on “golden parachute” compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1)of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until such registration occurs or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and the Company’s officers, directors and 10% shareholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% shareholders are required to provide for the foreseeable future.

As a result of such reduced disclosure, the price for the common stock may be adversely affected, if a market ever develops.

Public companies are subject to risks relating to securities fraud and derivative lawsuits, which may have a material adverse effect on our business, operations, and financial results.

As a publicly-traded company, we are subject to state and federal securities laws. There is a risk that we may be subject to lawsuits that allege that we have violated such laws. Such a lawsuit would cause us to incur significant legal fees and could take up significant time of our executive officers and directors. We may be unable to defend or settle such an action, causing a material adverse effect on our business, operations, and financial results.

Such allegations could materially harm our reputation among investors and damage our ability to raise funds, issue securities, or remain liquid. It may reduce trading volume and cause a significant decline in the market price of our shares, damaging your ability to sell your shares. We do not currently have directors’ and officers’ insurance.

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Risks Related to Our Common Stock

We cannot guarantee the continued existence of an active established public trading market for our shares.

Our shares are currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our shares for reasons unrelated to operating performance. Accordingly, OTCQB may provide less liquidity for holders of our shares than a national securities exchange such as the Nasdaq Stock Market. There is no assurance that we can successfully maintain an active established trading market for our shares.

Market prices for our shares may also be influenced by a number of other factors, including:

•	the issuance of new equity securities pursuant to a public or private offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our shares;

•	investor perceptions of SanSal Wellness and its industry generally; and

•	general economic and other national conditions.

Our common stock is currently deemed to be a “penny stock” and is restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our common stock.

Our common stock is currently classified as a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse in each of the two preceding years, with a reasonable expectation of having such income in the current year. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our shares.

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In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our shares, which may limit your ability to buy and sell our shares.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our shares.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Your voting rights and control of the Company may be affected by the unrestricted ability of the board of directors to issue shares of preferred stock and to fix the rights, preferences, and number of shares constituting any series of preferred stock they may issue.

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series of the designation of such series. While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control, make removal of our management more difficult, or reduce your voting rights.

We do not have any independent directors.

At present, neither of our directors is “independent” as defined under Rule 10A-3(b)(1) under the Exchange Act, although we intend to seek additional qualified individuals who would be so categorized to join our board. Because our directors are insiders, they may have a conflict of interest under circumstances that may arise in the future.

Our board of directors does not currently have an audit committee, a compensation committee, or a corporate governance committee. We plan to establish such committees in the near future, all the members of which will be independent directors. Because we do not have independent committees, we do not have independent oversight of the Company, its financials, executive compensation, and corporate governance.

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Our Articles of Incorporation and By Laws provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our shares. We do not expect to pay cash dividends on our shares at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our shares, return on your investment, if any, will depend solely on an increase, if any, in the market value of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares as a result of the dilution which would result if such securities were exercised for or converted into shares.

Risks Related to Forward-Looking Statements

This prospectus contains forward-looking statements.

This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by our forward-looking statements. Such risks and uncertainties include, among other things, those discussed in these “Risk Factors” and elsewhere in this prospectus. Examples of forward-looking statements include projected financial information, statements of our plans and objectives for future operations and statements concerning proposed products and services. In some cases, you can identify forward-looking statements by the use of terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash.  We intend to use any such proceeds for working capital and other general corporate purposes.  There is no assurance that any of the Warrants will ever be exercised for cash, if at all. We have agreed to bear the expenses (other than any underwriting discounts or commissions or broker’s commissions) in connection with the registration of the common stock being offered hereby by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to 62,875,000 shares of common stock through this prospectus consisting of (a) 31,437,500 shares held by the selling shareholders named in this prospectus as part of the Units they purchased in the Private Offering completed in July 2018; and (b) 31,437,500 shares issuable upon exercise of the Warrants included in the Units.

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We are registering the shares to permit the selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution.” As of the date of this prospectus, there are 96,084,008 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this prospectus, the name of each selling shareholder, the number and percentage of shares of our common stock beneficially owned by each selling shareholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling shareholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling shareholder after the offering of the shares (assuming all of the offered shares are sold by the selling shareholder.

There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.   None of the selling shareholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Ian Wight	2,000,000	2,000,000	2.1%	0

Robert A. Williams and Melissa Williams	2,000,000	2,000,000	2.1%	0

Makahit LLC(1)	7,000,000	7,000,000	6.0%	0

Paul David Crain	4,000,000	4,000,000	4.0%	0

George Atlee Bodden	14,375,000	14,375,000	13.0%	0

Joseph Seely	1,200,000	1,200,000	1.2%	0

Steven Eberly	400,000	400,000	*	0

William R. Maines	10,000,000	10,000,000	9.6%	0

Marcus Simonds	2,000,000	2,000,000	2.1%	0

Richard Danzansky	1,562,500	1,562,500	1.6%	0

John Gould	1,000,000	1,000,000	1.0%	0

Joseph E. Simmons and Jacqueline Simmons	1,000,000	1,000,000	1.0%	0

Lewis Rissman	1,200,000	1,200,000	1.2%	0

Steven Gurland	500,000	500,000	*	0

Cornelis F. Wit	4,500,000	4,500,000	4.7%	0

Dennis F. Ratner Revocable Trust	2,000,000	2,000,000	2.1%	0

Deborah Ann Mulligan	500,000	500,000	*	0

Matthew Ian Wight	700,000	700,000	*	0

Michael Gordon	1,062,500	1,062,500	1.1%	0

Naul Clayton Bodden	1,000,000	1,000,000	1.0%	0

Morton Brown	250,000	250,000	*	0

Nicholas Petrocelli	2,000,000	2,000,000	2.1%	0

Manoel A. Pinto	500,000	500,000	*	0

Michael Martin	2,000,000	2,000,000	2.1%	0

*Less than 1%.

(1)	Harvey Birdman has voting and dispositive control of the shares held by Makahit LLC

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PLAN OF DISTRIBUTION

The selling shareholders named in this prospectus, and any of their pledgees, donees, transferees, assignees and successors-in-interest, may from time to time, offer and sell any or all of the shares of common stock through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “SSWH.” On October 30, 2018 the closing price for our common stock was $0.27.

The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling shareholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon a selling shareholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such shareholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each such selling shareholder and of the participating broker-dealer(s); (b) the number of shares involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (f) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling shareholder under this prospectus.

In the event that the selling shareholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling shareholder and/or the purchasers.  Each selling shareholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act or any state securities laws or rules and regulations promulgated thereunder.

If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement. We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

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BUSINESS

Overview

SanSal Wellness is an entirely vertically-integrated agribusiness focused on producing, marketing, and distributing highest purity full spectrum natural phytocannabinoid-rich industrial hemp products. SanSal Wellness owns and operates a 140-acre farm in Pueblo, Colorado, capable of producing over 200,000 proprietary full spectrum phytocannabinoid-rich hemp plants yielding a potential minimum annual harvest of over 200,000 pounds of outdoor-grown industrial hemp. While part of the cannabis family, industrial hemp, which contains less than 0.3% tetrahydrocannabinol (“THC”), the psychoactive compound that produces the “high” in marijuana, is distinguished from marijuana by its use, physical appearance and lower THC concentration (marijuana generally has a THC level of 10% or more). The Company also operates approximately 15,000 sq. ft. of climate-controlled greenhouses to produce a consistent supply of year-round indoor-cultivated hemp. In addition, there is a 10,000-sq. ft. onsite facility used for processing raw industrial hemp, oil extraction, formulation laboratories, and quality/purity testing. SanSal Wellness is registered with the Colorado Department of Agriculture to grow industrial hemp pursuant to federal law.

SanSal Wellness meticulously processes its hemp crop to produce superior quality whole-plant hemp oil, extracts and derivatives which contain the entire broad spectrum of cannabinoids extracted from the flowers and leaves of hemp plants. Whole-plant hemp oil is known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system. Most commercially available hemp oil and extracts are not derived from the entire plant and are usually from less desired hemp seed which contain fewer cannabinoids. As a result, SanSal Wellness believes that its products are premier quality cannabinoids and are highly sought after by consumers and manufacturers of premium hemp products.

SanSal Wellness has developed a wide variety of formulated phytocannabinoid-rich hemp products which are marketed and distributed by the Company under its Veritas Farms™ and SanSal Wellness brand names. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

SanSal Wellness and Veritas Farms™ products (20+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, vape oils and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its Veritas Farms™ website, as well as through numerous other online retailers and “brick and mortar” retail outlets.

Corporate History

The Company’s original business objective following its incorporation, was to produce and market its own brand of ice wine made from grapes harvested in Armenia. While the Company took numerous steps with respect to implementation of its business plan, including securing sources of production and did, in fact produce 4,500 bottles of ice wine for product sampling and customer marketing purposes, the Company was unable to raise sufficient capital to fully implement its business plan and generate revenues.

On June 5, 2017, Jaitegh Singh purchased a total of 45,000,000 “restricted” shares of our Company’s common stock from our then sole officer and director, Cassandra Tavukciyan, for aggregate consideration of $345,000. The share purchase was consummated in a private transaction pursuant to a common stock purchase agreement entered into between Mr. Singh and Ms. Tavukciyan.

Concurrent with the share purchase transaction, Cassandra Tavukciyan resigned as our Chief Executive Officer, Chief Financial Officer and sole director, and was succeeded in those capacities by Jaitegh Singh. Mr. Singh relocated the Company’s principal offices to Fort Lauderdale, Florida.

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On September 27, 2017 (“Closing”), the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with all the members (the “Members”) of 271 Lake Davis Holdings, LLC d/b/a SanSal Wellness (“271”), pursuant to which it became a wholly-owned subsidiary of the Company (the “SanSal Acquisition”). 271, founded in 2015, is a vertically-integrated agribusiness focused on producing full spectrum natural phytocannabinoid-rich industrial hemp extracts.

Pursuant to the Exchange Agreement, we acquired all the outstanding limited liability company interests of 271 in exchange for the issuance to the Members, pro rata, of 46,800,000 “restricted” shares of our common stock, whereupon Jaitegh Singh, the holder of the Company’s currently outstanding 45,000,000 “restricted” shares of common stock contributed those shares to the capital of the Company for cancellation.

At Closing, Alexander M. Salgado and Erduis Sanabria, the members of 271’s management team, were appointed to the Company’s board of directors and as the Company’s Chief Executive Officer and Executive Vice President, respectively. Jaitegh Singh, who was then the Company’s President and sole director, then stepped down from such position, but assumed the position of the Company’s Vice President and Secretary. At this time, the Company has no independent directors, no audit committee, no compensation committee, and no corporate governance committee.

In addition, at Closing, Members, holding an aggregate of 26,674,500 shares of our common stock, including Messrs. Salgado and Sanabria, entered into a five-year voting agreement, pursuant to which Messrs. Salgado and Erduis have the right to direct the voting of their shares on all matters presented to shareholders for a vote.

Following completion of the SanSal Acquisition, the Company determined to focus its business on the business of 271. Accordingly, we applied to FINRA to (a) change our corporate name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” (with a comparable change in our trading symbol from ARUU to SSWH); (b) authorize a class of “blank check” preferred stock; and (c) implement a six-for-one forward stock split. The name, trading symbol and authorized capitalization changes became effective as of November 7, 2017 and the stock split was implemented on November 9, 2017.

As a result of the completion of the SanSal Acquisition and management’s determination to focus the Company’s future business efforts on the SanSal Wellness business, 271 is deemed to be the survivor of the SanSal Acquisition for financial statement purposes. Moreover, we changed the Company’s fiscal year-end from January 31 to December 31 to coincide with 271’s fiscal year-end, effective with the year ended December 31, 2017.

Our Mission

SanSal Wellness is a pioneer in quality phytocannabinoid products and organic farming methods. It is committed to serving the global community by uncompromising on our quality and continuing the pursuit of cutting-edge, ethical innovation.

SanSal Wellness is different. We produce pure natural hemp derivatives, pesticide residual and solvent free, with whole plant phytocannabinoids. We achieve highest potency and purity in the derivative products from our oils.

SanSal Wellness is committed to the research and development of improved, proprietary hemp genetics cultivation and innovation in order to provide the global community with uncompromised quality hemp products, containing the highest quality, quantity and consistency in the industry.

Our commitment to enhancing the symbiotic relationship between healthy plants and healthy people ensures that we provide whole plant, broad spectrum cannabinoid-rich hemp products while using only natural protocols and sustainable farming methods.

Our philosophy is to practice strict natural protocols for hemp cultivation and the latest technology to assist our sustainable, environmentally sound farming practices to ensure pure, pesticide free, and high quality consistent products.

Why Cannabinoids?

Cannabinoid-rich hemp oil is made from the stalks and leaves of the cannabis sativa plant. Like tetrahydrocannabinol, or THC, cannabinoid-rich hemp is an active cannabinoid found in cannabis plants. Unlike THC, however, cannabinoid-rich hemp has no psychoactive properties — and its health benefits may be even more profound than those of THC.

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What are cannabinoids? They are chemical compounds secreted by the flowers of the cannabis plant. Our brains have receptors that respond pharmacologically to them. THC is the psychoactive cannabinoid, which binds to receptors in the brain, while cannabinoid-rich hemp binds to receptors throughout the body. Whole-plant hemp extracts are known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system.

Through our body’s endocannabinoid receptors, cannabinoid-rich hemp can mitigate both pain and swelling or inflammation associated with it. Science has long known about cannabinoid’s analgesic properties, which is why we now have any number of cannabinoid-rich hemp-infused topical creams and salves designed for direct application to skin.

There seems to be no end to the painful conditions for which cannabinoid-rich hemp could mean a measure of localized relief. Enthusiasts commonly cite arthritis, menstrual cramps, headaches, and even plain old muscle soreness or the itchiness from psoriasis and dermatitis as potential targets for the cannabis compound.

Current Industry Factors

Typical Cannabinoid Company Profile. The majority of cannabinoid companies are either farmers/extractors, manufacturers, or retail brands. Farmers often grow and extract their oil, sometimes selling their oil wholesale to product manufacturers and sometimes manufacturing their own products and then selling them in bulk to brands that use them for private label products. Retail brands are forced into a state of constant supply search and often have to order from multiple farmers/extractors in order to ensure their demand is met. This causes inconsistency in product potency and quality, often leading to products that don’t have accurate Certificate of Analysis’ (COA’s) or additional contaminate tests.

Poor Quality Products, Morally Questionable Companies. As with any burgeoning new market, opportunistic entrepreneurs and entities have surfaced selling inferior products that are often misrepresented and mislabeled. These products may contain little to no active cannabinoid compounds, “dirty” or contaminated cannabinoid compounds, and often are aiming to find a quick payday for the company’s founders and take advantage of the lack of consumer education about the industry.

Lack of Consumer Knowledge/Confusion in Market Place. New markets and products are often rife with miseducation and misunderstanding. Cannabinoid products are just beginning to be absorbed by the mainstream public, who is still very un-aware of quality control concerns and how to alleviate them, proper applications and treatment uses, and dosing.

Our goal is to secure as large a share of the growing market for cannabinoid products as possible, by taking advantage of the fractured nature of the industry, the sometimes poor quality products offered and the lack of knowledge of the potential benefits of cannabinoid through:

●	Offering only the highest quality products by maintaining control of the growing, extracting and manufacturing processes.

●	Providing a one-stop vertically integrated source for cannabinoid products;

●	Increasing demand by educating consumers on the potential benefits of use of cannabinoid products; and

●	Employing an integrated marketing plan across both traditional and digital channels.

Our Products

SanSal Wellness has developed a wide variety of formulated phytocannabinoid-rich hemp products which are marketed and distributed by the Company under its Veritas Farms™ and SanSal Wellness brand names. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

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SanSal Wellness and Veritas Farms™ products (20+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, vape oils and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its SanSal Wellness and Veritas Farms™ websites, as well as through numerous other online retailers and “brick and mortar” retail outlets. Our products include:

●	Cannabinoid-rich hemp oil: a pure, concentrated extract made from the flowers, leaves and stalks of either cannabis species — which is sold at bulk wholesale and also used for SanSal Wellness product formulation.

●	Cannabinoid-rich hemp capsules offer the same product in easy-to-swallow form.

●	Tinctures are used sublingually as an efficient way to absorb cannabinoids.

●	Cannabinoid-rich hemp oil for use in vaporizers.

●	Topically applied products include lotions and oils applied directly to the skin, usually to treat a specific spot of pain or inflammation.

●	Pet products taken internally, like flavored tinctures.

All SanSal Wellness products are of the highest-quality and third-party laboratory tested for strength/purity, bio-contaminants, heavy metals, pesticides, and solvents. SanSal Wellness is working on launching additional product lines, opening up potential new markets for the Company. Our product pipeline includes:

●	Additional pet products for dogs and cats

●	Hemp edibles designed to deliver cannabinoid-rich hemp.

●	An equine line for horses, which we plan to launch during the second quarter of 2018

●	A beauty and skin care product line encompassing massage oils, body scrubs and beauty soap, with an anticipated launch in the second half of 2018.

●	A medical product line formulated in partnership with dermatologists, internists, chiropractors and veterinarians, which is currently under development, with an expected launch in the second half of 2018.

Production

Hemp growth, extraction, processing, formulation and product manufacture takes place at our facilities located on our 140-acre farm in Pueblo Colorado. Our farm is capable of producing over 200,000 plants yielding a potential minimum annual harvest of 200,000 to 300,000 pounds of outdoor grown hemp.

In addition, the Company’s 15,000 square feet of climate controlled greenhouses produce a consistent supply of approximately 25,000 pounds per year of indoor cultivated hemp over 4-6 individual harvests.

There is an additional 10,000 sq. ft. on-site facility used for plant processing and oil extraction, in addition to housing SanSal Wellness’ testing and formulation laboratories, wherein GMP (good manufacturing practices) are strictly maintained.

The production process starts in the ground, with our cultivation team. SanSal Wellness is fortunate to have a team of dedicated, experienced, and passionate farming experts that nurture our plants with individual care, much like the care and attention paid to vines in a vineyard.

After harvest, our in-house laboratory chemists and extraction technicians produce varieties of high quality, pure hemp derivative oils while constantly finding methods to improve processes and improve our products.

SanSal Wellness uses advanced, strict natural protocols to cultivate its cannabinoid-rich hemp oil yield from its plants. After naturally air drying, only the leaves and flowers richly coated with tricomes are processed with our advanced ethanol spray evaporation extractors according to the planned uses for the cannabinoid-rich hemp extracts. Whole plant full spectrum cannabinoid-rich hemp extracts are then further processed using chromatography and other techniques yielding pure distillates and other derivatives exceeding 80% cannabinoid-rich hemp with 0% THC (if so desired).

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Marketing

Overview

The primary target customers markets for SanSal Wellness’ products are:

●	Ages 35 – 55 (Gen X and Baby Boomers)

○	Health conscious/open minded

○	Affluent middle class

●	Medical patients

○	Looking to treat chronic disease, illness, and pain

●	Millennials

○	Health Conscious

○	Cannabis enthusiasts

○	Progressive/forward thinking/open minded

●	Athletes

●	Pet Owners

○	Passionate about pets

○	Disposable income spent on pets

○	Affluent 30+

As part of the Company’s increased focus on sales and marketing, SanSal Wellness recently launched a line of products under its own proprietary brand, Veritas Farms™, including hemp oil and extract products. The Veritas Farms™ brand line, including new packaging, was developed to expand the Company’s potential customer base. The Veritas Farms™ product line is expected to ultimately include vegan capsules, gummies, tinctures, lotions, salves, and oral syringes in various potency levels and flavors.

Currently, SanSal Wellness incorporates an aggressive marketing plan to compete in the Cannabinoid industry. To become a market leader in the industry, the Company plans to use three primary channels to market its products, web-based marketing, traditional marketing and medical marketing.

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Web-Based Marketing

General. SanSal’s expanded Veritas Farms™ e-commerce retail platform, which was launched in the second quarter of 2018, is designed to be a source for offering the Company’s premium phytocannabinoid-rich extract products directly to consumers under the Veritas Farms™ brand. The site has the ability to quickly adapt to a rapidly evolving market and to position our branded product lines as a leader in the industry. In addition to its e-commerce platform, SanSal Wellness is pursuing distribution with leading third-party online retailers.

Content Marketing via Blogs and Social Media. We believe that content marketing offers a cost-effective marketing strategy. The core components to SanSal Wellness content marketing strategy are blogs and social media posts. SanSal Wellness has partnered with Content Bacon (https://contentbacon.com/) to establish a market leader presence surrounding the cannabinoid industry, especially since blogging has the strongest impact on content marketing return on investment.1 SanSal Wellness plans to launch an engaging social media campaign to promote the overall vision to quality and transparent phytocannabinoid products.

Influencer Campaigns. Influencer marketing is a type of marketing that focuses on using online leaders to drive the brand’s message to the larger market. Rather than market directly to a large group of consumers, SanSal Wellness will partner with influencers to utilize their personal social channels to spread the word about the brand.2 Influencers would be celebrities, high-quality content creators, buzz builders and promoters and natural health advocates. Extensive tracking methods will be implemented to determine the effectiveness of the influencer campaigns.

Search Engine Optimization (SEO). Search Engine Optimization (SEO) is important for establishing and creating an online presence. Most every single online interaction starts with key words manually entered into a search engine to draw up relevant website options for the user. With SEO keywords maximized throughout SanSal Wellness digital media campaign, the Target Market has a 93% increased chance of exposure to the brand.3 The SanSal Wellness SEO marketing plan contemplates a monthly campaign to ensure the website ranks in top relevance for industry-related searches on major search engines such as Google, Bing and Yahoo.

Magazine and Guest Blog Features. Through a number of features in industry-related magazines and websites, such as: The Money Show, New To The Street on Fox Business and the National Hemp Association, SanSal Wellness plans to consistently promote its brand and products and educate consumers with other hemp industry-related information.

Traditional Marketing

In-House Sales Force Expansion. SanSal Wellness maintains an in-house sales force to market to wholesale and retail accounts. Following completion of the Private Offering in July 2018, we have undertaken a significant expansion of our in-house sales team. The in-house sales team, which is based out of Fort Lauderdale, Florida, focuses on marketing to wholesale and retail accounts nationwide to grow our market share in traditional retail. In addition, we plan to further expand that portion of our sales team, which travels to major markets nationwide and focuses on direct sales to larger potential customers such as retail chains, including regional grocery stores, health food stores, and pharmacies. Further, they will be tasked with supporting retail account sales growth using staff education and incentives, point-of-sale promotions and in-store customer samplings.

Industry-Related Trade Shows and Conventions. SanSal Wellness currently participates in major industry trade shows and conventions to develop its business to business and business to consumer sales pipelines. These expos include Natural Food and Vitamin, Holistic Healing, Pharmacy and Medical, Chiropractic, Cannabis/Phytocannabinoid, Sports Health, Veterinarian, Pet Food and Supply, and Natural Products. The Company plans to continue and expand these sales and marketing efforts.

1 http://growwithtrellis.com/blog/the-importance-of-content-marketing-infographic/

2 https://www.tapinfluence.com/the-ultimate-influencer-marketing-guide/

3 https://www.imforza.com/blog/what-is-seo/

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Medical Sales and Marketing

SanSal Wellness is completing development and expects to launch of its new line of medical products, formulated in partnership with dermatologists, internists, chiropractors and veterinarians in the fourth quarter of 2018. In order to attract medical professionals and patients alike, the new line will be marketed and sold under a stand-alone brand and will be available exclusively to medical professionals.

The marketing of the medical product line will be overseen by Nicholas DiFrancesco, our Vice President of Medical Sales and Marketing. Mr. DiFrancesco has successfully launched pharmaceutical and medical device products nationally and is now building a medical sales team around the medical product line. The line will only be available only through medical professionals, pharmacies, and a dedicated portion of the e-commerce website that will require a promotional code from a partner medical professional.

Government Regulation

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

●	The production of our products;

●	Environmental protection;

●	Interstate commerce and taxation; and

●	Workplace and safety conditions, minimum wage and other labor requirements.

The federal Agricultural Act of 2014, along with the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018) and Colorado’s Industrial Hemp Regulatory Program, provide for the cultivation of industrial hemp for purposes of research as part of agricultural pilot programs adopted by individual states, including Colorado (pursuant to which we operate). However, there can be no assurance that new legislation or regulations may be introduced at either the federal and/or state level which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products. New legislation or regulations may require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials and it is possible that the costs of complying with these new regulatory requirements could be material.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Boarder Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to SanSal Wellness, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

Competition

The industrial hemp cultivation and derivative products industry is relatively new and evolving. While we believe that the industry is fragmented at the present time, there are numerous competitors, including Green Roads, diamond CBD, Folium Biosciences, CBD Rx. St. Mary’s Nutritional and CV Sciences, some of whom may be larger and have a longer operating history and greater financial resources than does the Company. Moreover, we may also face competition with larger firms in consumer products manufacturing and distribution industry, who elect to enter the market given the relatively low barriers to entry. SanSal Wellness believes that it competes effectively with its competitors because of its vertical integration through the cultivation, extraction, formulation, manufacturing and distribution processes, the quality of its products and customer service. However, no assurance can be given that SanSal Wellness will effectively compete with its existing or future competitors.

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Employees

As of the date of this prospectus, we have 36 full-time employees including our executive officers, 10 of whom are based in Fort Lauderdale, Florida and 26 of whom are based in Pueblo, Colorado, with the Company employing up to an additional 25-30 employees in Pueblo, Colorado during the outdoor harvest season.

Properties

The Company owns its 140-acre cultivation and production facility located at 8648 Lake Davis Road, Pueblo, Colorado.

The Company’s executive and sales offices are currently located in approximately 2,145 square feet of space at 1512 E. Broward Blvd., Suite 300, Fort Lauderdale, FL 33301. This space is leased from a non-affiliated party at a rental of $6,648.44 per month pursuant to a three-year lease expiring in August, 2021. The Company believes that its production and office facilities are adequate for its present and proximate future needs.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

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MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock was traded on the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc. from October 2, 2017, until February 12, 2018, when it commenced trading on the OTCQB tier of the over-the-counter market under the symbol “SSWH”. Such market is extremely limited. We can provide no assurance that our shares of common stock will be continued to be traded on the OTCQB or another exchange, or if traded, that the current public market will be sustainable.

The following table sets forth the range of high and low bid quotations for our common stock, obtained from OTC Markets Group, Inc., for the fourth quarter of 2017 (commencing October 2, 2017) and the third first three quarters of 2018. On October 29, 2018, the high and low bid quotations for our common stock were $0.28 and $0.26, respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
2017	Fourth Quarter, commencing October 2, 2017	$1.33	$0.50
2018	First Quarter	$0.68	$0.35
	Second Quarter	$0.45	$0.15
	Third Quarter	$0.53	$0.23

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, shareholders may have difficulty selling those securities.

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Holders of our Common Stock

As of the date of this prospectus, we had 96,084,008 shares of common stock issued and outstanding and 96 holders of record of our common stock. One of these holders is CEDE and Company which is the mechanism used for brokerage firms to hold securities in book entry form on behalf of their clients and as of the date of this prospectus, they held 3,662,694 shares of common stock for these shareholders. Accordingly, we believe that SanSal Wellness has significantly in excess of 100 beneficial shareholders as of such date.

Transfer Agent

VStock Transfer, LLC, Woodmere, New York, is the transfer agent for our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Rule 144 Shares

Rule 144 under the Securities Act provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or twelve (12) months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three-month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a shareholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. 46,281,506 shares of common stock not covered by this prospectus are currently eligible for public sale pursuant to Rule 144. The remaining 1,340,000 shares of common stock not covered by this prospectus will be eligible for public sale pursuant to Rule 144 in November 2018 (340,000 shares) and February 2019 (1,000,000 shares).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Explanatory Note

271 is deemed to be the survivor of the SanSal Acquisition for financial statement purposes. Moreover, we changed the Company’s fiscal year-end from January 31 to December 31 to coincide with 271’s fiscal year-end, effective with the year ended December 31, 2017.

Results of Operations

Year ended December 31, 2017 compared to year ended December 31, 2016

Revenues. We had net sales for the year ended December 31, 2017 of $1,114,674, as compared to $76,232 for the year ended December 31,2016, giving effect to the commencement of commercial production and sale of SanSal Wellness’ hemp extract products in 2017, as opposed to only limited trial marketing having taken place in 2016. Sales include bulk oils for wholesale, vegan capsules, tinctures, lotions, salves, vape oils, and oral syringes, all in various potency levels and flavors. We co-package in addition to marketing our own product lines. The majority of sales come from one customer, which may pose a business risk.

Cost of Sales: All expenses incurred to grow, process, and package the finished goods are included in our cost of sales. In both 2017 and 2016, the Company experienced large plant losses due to weather and unnatural circumstances, resulting in higher costs of raw material. Reflecting the foregoing, cost of sales was $923,260 in 2017, as compared to $521,500 in 2016, which resulted in gross profit of $191,414 for the year ended December 31, 2017, as compared to loss $(445,268) for the year ended December 31, 2016.

Expenses. Selling, general and administrative expenses increased substantially to $1,524,308 for the year ended December 31, 2017, from $984,140 for the year ended December 31, 2016, reflecting SanSal Wellness’ increased level of operations in 2017. General and administrative expenses consist primarily of administrative personnel costs, facilities expenses, and professional fee expenses. During 2017, we also incurred merger expenses of $260,750 related to the SanSal Acquisition and our becoming a public company, as compared to $-0- in 2016.

Interest expense for the year ended December 31, 2017 was $41,773, reflecting increased outstanding debt, $16,230 of which was attributable to loans from principal shareholders, as compared to $28,717 for the year ended December 31, 2016.

In 2017 we also recognized a $815,180 loss on disposal of capital lease equipment that was not functioning properly and was repossessed. The Company has not formally been released from the related liability of $538,254 and is currently in negotiations with the lessor.

As a result of the increase in operating and other expenses incurred during the year ended December 31, 2017, offset by revenues in sales less cost of goods sold, net loss for the year ended December 31, 2017, increased to $(2,454,008) or $(.04) per share based on 58,677,212 weighted average shares outstanding from $(1,458,125) or $(.02) per share based on 58,500,000 weighted average shares outstanding in 2016.

Six months ended June 30, 2018 compared to six months ended June 30, 2017

Revenues. We had net sales for the six months ended June 30, 2018 of $818,585, as compared to $500,305 for the six months ended June 30, 2017, giving effect to the ramp up of commercial production and sale of SanSal Wellness’ hemp extract products and additional marketing efforts in the 2018 period from the 2017 period. Sales include bulk oils for wholesale, vegan capsules, tinctures, lotions, salves, vape oils, and oral syringes, all in various potency levels and flavors. We co-package in addition to marketing our own product lines. The majority of sales come from two customers, which may pose a business risk.

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Cost of Sales: All expenses incurred to grow, process, and package the finished goods are included in our cost of sales. Cost of sales increased to $515,698 for the six months ended June 30, 2018, from $429,297 for the six months ended June 30, 2017, as a result of increased sales in the 2018 period, offset by lower raw material costs as a result of fewer plant losses due to adverse weather and unnatural conditions in the 2018 period, as compared to the large plant losses resulting from adverse weather conditions and unnatural circumstances incurred in the 2017 period. As a result, we had gross profit of $302,887 for the six months ended June 30, 2018, as compared to gross profit of $71,008 for the six months ended June 30, 2017.

Expenses. Selling, general and administrative expenses increased to $994,240 for the six months ended June 30, 2018, from $566,649 for the six months ended June 30, 2017, reflecting the expansion of operations as a result of the increased availability of capital during the 2018 period. General and administrative expenses consist primarily of administrative personnel costs, facilities expenses, and professional fee expenses.

Interest expense for the six months ended June 30, 2018 was $14,003, $7,446 of which was attributable to loans from a principal shareholder, as compared to $15,207 for the six months ended June 30, 2017, none of which was attributable to loans from a principal shareholder.

Merger expenses relating to the reverse merger of $215,680 were incurred during the six months ended June 30, 2017, compared to $0 in the 2018 period. During the six months ended June 30, 2018, the Company recognize other income (loss) of $(23,927), relating to an adjustment to accounts payable relating to a prior period.

As a result of the increase in operating and other expenses incurred six the three months ended June 30, 2018, offset partially by higher gross profit, net loss for the six months ended June 30, 2018, decreased to $(681,429) or $(0.01) per share based on 62,108,573 weighted average shares outstanding from $(726,528) or $(0.01) per share for the six months ended June 30, 2017, based on 58,500,000 weighted average shares outstanding.

Liquidity and Capital Resources

As of June 30, 2018, total assets were $5,370,877, as compared to $5,210,740 at December 31, 2017. Assets remained consistent due to similar inventory quantities and no new capital asset additions.

Total current liabilities as of June 30, 2018 were $2,024,128, as compared to $2,002,487 at December 31, 2017, remaining consistent between periods as only minimal new debt was obtained.

Net cash used in operating activities was $729,775 for the six months ended June 30, 2018, as compared to $1,097,699 for the same period in 2017, as the result of stabilized inventory levels in the 2018 period.

Net cash used in investing activities declined to $0 for the six months ended June 30, 2018, from $394,642 for the six months ended June 30, 2017, reflecting a significant decrease in cash used for the purchase of property and equipment from the 2017 period to the 2018 period.

Net cash provided by financing activities was $711,252 for the six months ended June 30, 2018, primarily attributable to the proceeds from the Private Offering, as compared to $1,402,258 for the six months ended June 30, 2017, primarily attributable to in capital contributions from members of 271 prior to completion of the SanSal Acquisition.

Our primary sources of capital to develop and implement our business plan have been the proceeds from private offerings of our equity securities, capital contributions made by members of 271 prior to completion of the SanSal Acquisition and loans from shareholders, including Erduis Sanabria, our Executive Vice President and a director. The shareholder loans are evidenced by promissory notes issued to the lending shareholders, which accrue interest rates between 2% and 3% per annum and are payable, together with the principal amount of the promissory notes at maturity, which are currently between October 1, 2018 and January 1, 2019.

On July 31, 2018, the Company completed the Private Offering of 29,250,000 Units at a price of $0.10 per Unit for total cash proceeds of $2,925,000. Each Unit consisted of (a) one share of the Company’s common stock and (b) one Warrant. In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single accredited investor in a private transaction, converted in accordance with its terms into 2,187,500 Units at the first closing of the Private Offering.

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The Warrants entitle the holder thereof to purchase one share at an exercise price of $0.15 during the five (5) year period from the date of issuance. The exercise price and number of shares issuable upon exercise of the Warrants will be subject to anti-dilution adjustment in the event of stock splits, stock dividends and similar recapitalization events. The registration statement of which this prospectus forms a part, covers the resale by the selling shareholders of the shares included in the Units and issuable upon exercise of the Warrants. The Warrants will provide for a “cashless” exercise in the event that the Company does not have this registration statement declared effective by the SEC on or before January 31, 2018.

In order to provide additional funding for our continued growth, in September 2018, the Company retained WestPark to solicit exercise of the Warrants. In connection therewith, SanSal Wellness has agreed to pay WestPark, a warrant solicitation fee in cash equal to five percent (5%) of the gross proceeds raised from exercise of the Warrants. The Company has also engaged WestPark under an Investment Banking Advisory Agreement, which provides for additional fees in the form of cash and warrants. As of the date of this prospectus, 4,825,000 of the Warrants have been exercised, resulting in proceeds to the Company, net of WestPark’s warrant solicitation fee of $36,188, of $687,562.

Notwithstanding consummation of the Private Offering and the exercise of certain of the Warrants, the Company believes that it will require additional financing to achieve profitability. The Company intends to seek such financing through exercise of the remaining Warrants issued in the Private Offering, as well as from subsequent public or private offerings of its equity securities. The Company does not intend to accept any further loans from shareholders. Further, our independent auditors report for the year ended December 31, 2017 includes an explanatory paragraph strategy that our lack of revenues and working capital raise substantial doubt about our ability to continue as a going concern. While we believe additional financing will be available to us, there can be no assurance that equity financing will be available on commercially reasonable terms or otherwise, when needed. Moreover, any such additional financing may dilute the interests of existing shareholders. The absence of additional financing, when needed, could substantially harm the Company, its business, results of operations and financial condition.

Critical Accounting Policies

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

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Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost.  Improvements and replacements of property, plant and equipment are capitalized.  Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred.  When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment and the useful lives of intangible assets.

Income Taxes

The Company was a limited liability company for income tax purposes until September 27, 2017, when the transaction discussed in “Nature of Business” under Note 1 to the Company’s consolidated financial statements included in Item 1 of this report, occurred.  In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income.  Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements up to that date.

The Company accounts for income taxes under ASC 740 Income Taxes.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

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Effective September 27, 2017, the Company became taxed as a C-Corporation. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities.  The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates.  The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at December 31, 2017 and 2016.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Termination of Saturna Group Chartered Professional Accountants LLP

Effective November 8, 2017, we terminated Saturna Group Chartered Professional Accountants LLP (“Saturna Group”), as our independent registered public accounting firm. The decision to terminate Saturna Group was unanimously approved by the board of directors of SanSal Wellness on November 8, 2017.

The report of Saturna Group for the fiscal years ended January31, 2017 and January 31, 2016, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports on the Company’s financial statements contained an explanatory paragraph in respect to the substantial doubt about its ability to continue as a going concern.

During the fiscal years ended January 31, 2017 and January 31, 2016, and the subsequent period through the date of termination (a) there have been no disagreements with Saturna Group, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Saturna Group, would have caused Saturna Group, to make reference to the subject matter of the disagreement in connection with their respective reports; (b) no such disagreement was discussed with the Company’s board of directors or any committee of the board of directors of the Company; and (c) there have been no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Paritz & Company, P.A.

Effective November 8, 2017, SanSal Wellness engaged Paritz & Company, P.A. (“Paritz”) as our independent public registered accounting firm. The engagement of Paritz was approved by the Company’s board of directors on November 8, 2017.

During the Company’s two most recent fiscal years and any subsequent interim period prior to Paritz’s engagement as the Company’s new independent registered public accounting firm, the Company did not consult with Paritz regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (b) any matter that was either the subject of a disagreement as defined in Item 304 of Regulation S-K or a “reportable event” as such term is described in Item 304(a)(1)(v) of Regulation S-K.

Resignation of Paritz & Company, P.A., Engagement of Prager Metis CPAs LLC

On October 25, 2018, Paritz announced its resignation effective on the same date. As a result, the Company’s board of directors engaged Prager Metis CPAs LLC (“Prager”) to serve as the Company’s independent registered public accounting firm effective October 25, 2018.

The reports of Paritz on the financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit reports on the financial statements of the Company for the two fiscal years contained an uncertainty about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, and in connection with the audit of the Company’s financial statements for such periods, there were no disagreements between the Company and Paritz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Paritz, would have caused Paritz to make reference to the subject matter of such disagreements in connection with its audit reports on the Company’s financial statements.

During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, the Company did not consult with Prager regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

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MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held

Alexander M. Salgado	52	Chief Executive Officer and Director

Erduis Sanabria	44	Executive Vice President and Director

Dave Smith	63	Chief Operating Officer

Riana Meyer	49	Vice President of Operations

Derek Thomas	32	Vice President of Business Development

Nicholas Di Francesco	37	Vice President of Medical Sales and Marketing

Jaitegh Singh	31	Vice President and Secretary

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Alexander M. Salgado co-founded SanSal Wellness and has served as its Chief Executive Officer since its inception in January 2015.  From 2013 to 2015, Mr. Salgado was the Chief Operating Officer of IXE Agro USA LLC, a division of a multi-national conglomerate of firms involved in the agricultural industry focused on the growing, marketing, shipping and selling of fresh produce throughout the Americas. From 2006 to 2013, Mr. Salgado was the President of Protex Investment Group LLC, a real estate acquisition and management consultation company. Since 2000, Mr. Salgado, a board licensed Certified Public Accountant has also served as President of Alexander M. Salgado, CPA, PA, an accounting, tax and consulting firm located in Miami, Florida. Mr. Salgado holds a Bachelor’s degree in Accounting from Florida International University.

Erduis Sanabria co-founded SanSal Wellness and has served as its Executive Vice President since its inception in January 2015.  From December 2012 to August 2014, Mr. Sanabria served as the Managing Member of Pam Exchange Recycling, LLC, a company he co-founded engaged in the business of recycling aluminum products in the Dominican Republic.  During that same period, Mr. Sanabria served as Manager of Pam Exchange, LLC, a South Florida based diamond and watch trading company he founded in May 2010.

Dave Smith joined the Company as its Chief Operating Officer in September 2018. In an almost 40-year career, Mr. Smith has held various executive management positions in marketing, sales, operations, and business development. Prior to joining SanSal Wellness, he was President of Inter-Continental Cigar Corporation, distributor of Al Capone Cigarillos, the #1 premium cigarillo in the U.S., from 2011 to 2018.

From 2008 to 2011, Mr. Smith was President of JDS Consumer Solutions, a Florida-based consumer and customer sales and marketing solutions provider. From 2006 to 2008, he was Chief Operating Officer of Pantheon Chemical, an Arizona-based “green” chemical company. From 2002 to2006, he was Senior Vice President and subsequently, Chief Operating Officer of FB Foods Inc., a Florida-based manufacturer of children’s refrigerated meals.

From 1989 to 2001, Mr. Smith held various senior positions with fruit beverage giant Tropicana Products, including Director Business Development-Asia Pacific from 1998 to 2001 (Hong Kong), Commercial Director from 1994 to 1996 (Taiwan), Director Channel Development-Grocery in 1993 (Florida), Director-National Accounts in 1992 (Florida), Southern Division Manager in 1991 (Florida) and Region Manager from 1989 to 1990 (Alabama).

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Mr. Smith has also held key positions with other Fortune 500 companies, including Director-Sales and Marketing of The Seagram Company Ltd. from 1996 to1998 and various management positions with The Gillette Company Safety Razor Division from 1981 to1989. He is a veteran of the U.S. Navy (Seabees) and graduate of the University of Alabama at Birmingham.

Rianna Meyer joined the Company in August 2015, and became Vice President of Operations on November 20, 2017. As an original team member of the Company, she has overseen the successful establishment and growth of SanSal’s operations and employee team. Ms. Meyer’s daily operations responsibilities include overseeing the cultivation team, laboratory technicians, and overall production of SanSal’s products.   Prior to joining the Company, she was the principal of her own consulting firm from 2014 to 2015, focused on assisting cannabis licensees in Colorado with compliance and other industry related matters. Prior to joining the legal cannabis industry, Ms. Meyer supported the National Science Foundation as a Fire Captain for the Antarctica Program. Ms. Meyer also served in the United States Air Force.

Derek Thomas joined the Company on December 6, 2017 as its Vice President of Business Development. Mr. Thomas is a business development, branding, and communications strategist who is focused on helping companies grow their brands and tell their compelling stories. From 2014 until joining the Company, he worked as an independent consultant with various startups to evolve the dialogue taking place between consumers and brands, particularly in the cannabis industry, including the Hemp Blue and Technical420 brands. Mr. Thomas previously spent several years working in hospitality for multimillion dollar brands. From 2012 to 2014, Mr. Thomas was the Director of International Business Development of Life In Color, a wholly owned subsidiary of LiveStyle Inc., the largest global producer of live events and digital entertainment content focused on electronic music culture (EMC) and other world-class festivals. From 2010 to 2012, Mr. Thomas managed operations, private rentals and special events as a General Manager with sbe Group, operator of the luxury SLS Hotels in Miami, Beverly Hills, South Beach, and Las Vegas.

Nicholas DiFrancesco joined SanSal Wellness as its Vice President of Medical Sales and Marketing in May 2018. Mr. DiFrancesco is directly overseeing the creation, launch, marketing, and sale of the Company's planned product line targeted to key participants in the professional medical community such as doctors, pharmacists, physiotherapists, and chiropractors.  With over 16 years of sales and marketing experience in the pharmaceutical and medical device industries, Mr. DiFrancesco holds a record of consistent achievements in driving innovative, cost-effective sales and marketing strategies, programs and initiatives that produce ground breaking impact to account retention and revenue growth.   Mr. DiFrancesco has hired, managed and trained medical sales teams who helped achieve growth targets in their respective product categories For seven years prior to joining SanSal Wellness, Mr. DiFrancesco was employed by Primus Pharmaceuticals, where he initially served as served as Professional Specialty Territory Manager from March 2011 to August 2012 and then was promoted to the newly created position of National Marketing and Sales Associate, a position he occupied from August 2012 to August 2017.

Jaitegh Singh, became the Company’s Chief Executive Officer, Chief Financial Officer and sole director on June 5, 2017 and served in those positions until completion of the SanSal Acquisition on September 27, 2017, at which time he stepped down from those positions and assumed the positions of the Company’s Vice President and Secretary. Mr. Singh has been a practicing attorney in South Florida since November 2012, focusing on bankruptcy and creditors’ rights matters as a partner in the Fort Lauderdale, Florida firm of Singh Law, P.A. During that same period, he also served as Chief Executive Officer of Bankruptcy Court Secrets Corp., a Fort Lauderdale based company which operates an independent educational platform for every day real estate investors to learn how to buy real estate through the bankruptcy court process. From June 2014 to May 2015, Mr. Singh also served as President and Chief Executive Officer of High Desert Assets, Inc., a Scottsdale, Arizona based publicly-held company whose shares are traded on the over-the-counter market, which provides consulting services to the legal medical and recreational marijuana industry in Colorado and Arizona. Mr. Singh holds a J.D. degree from the Shepard Broad Law Center of Nova Southeastern University.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death. Executive officers serve at the pleasure of the board of directors.

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Director Independence

At present, neither of our directors is “independent” as defined under Rule 10A-3(b)(1) under the Exchange Act, although we intend to seek additional qualified individuals who would be so categorized to join our board.

Board Committees

Our board of directors does not currently have an audit committee, a compensation committee, or a corporate governance committee. We plan to establish such committees in the near future, all the members of which will be “independent” directors.

Code of Ethics

We have adopted a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, or persons performing similar functions.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each of our executive officers for the years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (#)	Option Awards (#)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexander M. Salgado, Chief Executive	2017	150,000	0	0	1,000,000	76,155	0	0		226,153
Officer(1)	2016	—	0	0	0	0	0	0		0

Erduis Sanabria, Executive Vice President	2017	150,000	0	0	1,000,000	76,155	0	0		226,153
Officer (2)	2016	—	0	0	0	0	0	0		0

Rianna Meyer, Vice President of Operations (3)	2017	75,000	0	0	500,000	11,423	0	0		86,423
	2016	70,000	0	0	0	0	0	0		70,000

Derek Thomas, Vice President of Business Development(4)	2017	8,331	0	0	0	0	0	0		8,331

Jaitegh Singh, Vice President and Secretary	2017	0	0	0	0	0	0	0		0

(1) Mr. Salgado was granted an option for 1,000,000 shares on September 27, 2017, all vested immediately.

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(2) Mr. Sanabria was granted an option for 1,000,000 shares on September 27, 2017, all vested immediately.

(3) Ms. Meyer was granted an option for 500,000 shares on September 27, 2017, which vests in three equal annual installments on September 27, 2018, 2019 and 2020, subject to her continued employment with the Company.

(4) Mr. Thomas joined the Company in December 2017.

Employment Agreements

At Closing of the SanSal Acquisition on September 27, 2017, the Company entered into employment agreements with each of Messrs. Salgado and Sanabria. Each employment agreement provides for a three-year rolling term, base salary of $150,000, increasing to $250,000 on April 1, 2018 and a grant of 1,000,000 vested options under the Company’s 2017 Stock Incentive Plan. The options are exercisable at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.0833 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan. The employment agreements also contain customary confidentiality, non-competition and change in control provisions.

In August 2018, the Company granted an additional 2,000,000 options to each of Messrs. Salgado and Sanabria under the Company’s 2017 Stock Incentive Plan. The options vest in three equal installments on the date of grant, on the six-month and first anniversaries of the date of grant. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan.

Contemporaneously with the grants to Messrs. Salgado and Sanabria, the Company granted to each of Rianna Meyer, its Vice President of Operations and Derek Thomas, its Vice President of Business Development, 200,000 options under the Company’s 2017 Stock Incentive Plan. The options vest in three equal installments on the first, second and third anniversaries of the date of grant. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan.

In August 2018, the Company entered into a three-year employment agreement with Dave Smith, to serve as the Company’s Chief Operating Officer, effective in September 2018. The employment agreement provides for a base salary of $225,000, the ability to be granted an annual bonus of up to $125,000 based on performance criteria set by the board of directors and a grant of 750,000 options under the Company’s 2017 Stock Incentive Plan, 375,000 of which vested on the grant date and the 375,000 balance of which will vest on the six-month anniversary of the grant date. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan. The employment agreement also contains customary confidentiality, non-competition and change in control provisions.

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Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each of our executive officers outstanding as of December 31, 2017, the end of our last completed fiscal year.

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not vested	Market value of shares of stock that have not vested

Alexander M. Salgado	1,000,000	1,000,000	$0.0833	September 27, 2027	0	$0

Erduis Sanabria	1,000,000	1,000,000	$0.0833	September 27, 2027	0	$0
Rianna Meyer	500,000	500,000	$0.0833	September 27, 2027	500,000	$345,000

Derek Thomas	-0-	-0-	n/a	n/a	n/a	n/a

Compensation of Directors

We currently do not have any non-employee directors. Accordingly, for the year ended December 31, 2017, our last completed fiscal year, neither of our directors were compensated for their services as such. When we do secure the services of non-employee directors, we will seek to compensate them with equity awards under out 2017 incentive stock plan, cash fees or a combination of the foregoing.

2017 Incentive Stock Plan

Our 2017 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2017 Incentive Stock Plan, restricted stock awards, other stock based awards, or any combination of the foregoing. The 2017 Incentive Stock Plan is administered by the compensation committee, or alternatively, if there is no compensation committee, the board of directors. 12,500,000 shares of our common stock are reserved for issuance pursuant to the exercise of awards under the 2017 Incentive Stock Plan. The number of shares so reserved automatically adjusts upward on January 1 of each year, commencing January 1, 2019, so that the number of shares covered by the 2017 Incentive Stock Plan is equal to 15% of our issued and outstanding common stock as of that measurement date. As of the date of this prospectus, the Company has granted options to purchase 9,100,000 shares under the 2017 Incentive Stock Plan, exercisable at prices ranging from of $0.833 to $0.36 per share.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of our common stock and by directors and executive officers as a group.  Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 1512 E. Broward Blvd., Suite 300, Fort Lauderdale, FL 33301.

Names and addresses of beneficial owners	Number of shares of common stock*	Percentage of class (%)*

Directors and executive officers:

Alexander M. Salgado (1)	27,674,500	28.6

Erduis Sanabria (2)	27,674,500	28.6

Dave Smith	375,000	*

Riana Meyer	166,667	*

Derek Thomas	0	0

Nicholas DiFrancesco	0	0

Jaitegh Singh	0	0

All directors and executive officers as a group (seven persons) (1)(2)	28,216,167	28.7

Other 5% or greater shareholders:

George Attlee Boden 198 Magellan Quay Grand Cayman Cayman Islands KY1-1108	14,375,000	13.0

William R. Maines 15 Meadowood Lane Binghampton, NY 13901	10,000,000	9.6

Makahit LLC 425 N. Federal Highway Hallandale, FL 33009(3)	7,000,000	6.0

*	Includes shares issuable upon the exercise of options within sixty (60) days of the date of this prospectus.

(1)	Includes (a) 5,680,350 shares owned of record by Mr. Salgado; (b) 1,000,000 shares underlying presently exercisable options held by Mr. Salgado; and (c) shares held by other shareholders who were former Members of 271, which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) pursuant to a five-year voting agreement entered into among Messrs. Salgado, Sanabria and such other shareholders at Closing of the SanSal Acquisition on September 37, 2017 (the “Voting Agreement”).

42

(2)	Includes (a) 5,680,350 shares owned of record by Mr. Sanabria; (b) 1,000,000 shares underlying presently exercisable options held by Mr. Sanabria; and (c) 20,994,150 shares held by other shareholders who were former Members of 271, which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) pursuant to the Voting Agreement.

(3)	Harvey Birdman has voting and dispositive power of the shares held by Makahit LLC.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Voting Agreement

At Closing of the SanSal Acquisition, on September 27, 2017, shareholders holding 26,674,500 shares of our common stock, who were former Members of 271, including Messrs. Salgado and Sanabria, entered into the Voting Agreement, pursuant to which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) such shares for a five-year period.

Shareholder Notes

During 2017, shareholders, including Erduis Sanabria, our Executive Vice President and a director, lent the Company $1,030,000 (including $281,095 lent by Mr. Sanabria), to meet working capital needs, which loans are evidenced by the Shareholder Notes. Interest on the Shareholder Notes accrues at rates of between 2% and 3% per annum and is payable, together with the principal amount of the Shareholder Notes at maturity, which are currently between October 1, 2018 and January 1, 2019.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

43

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001, of which, as of the date of this prospectus, 96,084,008 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

All issued and outstanding shares are, and the shares issuable upon exercise of the Warrants, when paid for and issued will be, fully paid and non-assessable. Each holder of shares is entitled to one vote for each share owned on all matters voted upon by shareholders and a majority vote is required for all actions taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The shares have no preemptive rights, cumulative voting rights and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series of the designation of such series. While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida.  Members of the law firm hold options to acquire 350,000 shares of our common stock granted under our 2017 Incentive Stock Plan.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have so been included in reliance upon the report of Paritz and Company, P.A., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

44

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Amended and Restated Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

45

SANSAL WELLNESS HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

SanSal Wellness Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SanSal Wellness Holdings, Inc. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operation, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 10 to the consolidated financial statements, the Company has sustained substantial losses from operations since its inception. As of and for the year ended December 31, 2017, the Company had an accumulated deficit of $4,091,017, a net loss of $2,454,008, and a working capital deficit of $423,931. These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 10 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Company, P.A.

We have served as the Company’s auditor since 2017.

Hackensack, New Jersey
April 23, 2018

F-2

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$27,803	$95,591
Inventories	1,428,758	546,623
Accounts Receivable	79,901	-
Prepaid Expenses	42,094	-
Total Current Assets	$1,578,556	$642,214

PROPERTY PLANT AND EQUIPMENT, net of accumulated depreciation of $306,038 and $73,318, respectively	$3,609,184	$4,282,429

Deposits	$23,000	$-

TOTAL ASSETS	$5,210,740	$4,924,643

See Accompanying Notes to Consolidated Financial Statements

F-3

	December 31,
	2017	2016
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$245,082	$51,652
Accrued Expenses	159,904	6,756
Accrued Interest - Related Parties	16,230	-
Notes Payable - Related Parties	1,030,080	-
Current Portion of Long Term Debt	551,191	390,600
Total Current Liabilities	$2,002,487	$449,008

LONG-TERM DEBT	$99,966	$323,406
Total Liabilities	$2,102,453	$772,414

SHAREHOLDERS' EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized, 59,895,000 and 58,500,000 shares issued and outstanding at December 31, 2017 and 2016 respectively	$59,895	$58,500
Additional Paid in Capital	7,139,409	5,730,738
Accumulated Deficit	(4,091,017)	(1,637,009)
Total Shareholders' Equity	$3,108,287	$4,152,229

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,210,740	$4,924,643

See Accompanying Notes to Consolidated Financial Statements

F-4

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016

Sales	$1,114,674	$76,232

Cost of sales	720,340	42,793
Plant Inventory Write-off	202,920	478,707
	$923,260	$521,500

Gross profit (loss)	$191,414	$(445,268)

Operating Expenses
Selling, General and Administrative	1,524,308	984,140
Total Operating Expenses	$1,524,308	$984,140
Operating loss	$(1,332,894)	$(1,429,408)

Other Expense
Merger Expenses	$260,750	$-
Loss on Disposal of Property and Equipment	818,591	-
Interest Expense - Related Party	16,230	-
Interest Expense - Other	25,543	28,717
Total Other Income	1,121,114	28,717

Loss before Provision for Income Taxes	$(2,454,008)	$(1,458,125)

Income Tax Provision	-	-

NET LOSS	$(2,454,008)	$(1,458,125)

Net Loss per Share	$(0.04)	$(0.02)

Weighted Average Shares Outstanding	58,677,212	58,500,000

See Accompanying Notes to Consolidated Financial Statements

F-5

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Statements of Shareholders’ Equity

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total

Balance, December 31, 2015	58,500,000	$58,500	$1,142,854	$(178,884)	$1,022,470

Contribution from Shareholders		-	4,676,866	-	4,676,866

Distributions to Shareholders			(88,982)		(88,982)

Net Loss	-	-	-	(1,458,125)	(1,458,125)

Balance, December 31, 2016	58,500,000	$58,500	$5,730,738	$(1,637,009)	$4,152,229

Contribution from Shareholders	-	-	575,195	-	575,195

Distributions to Shareholders			(59,825)		(59,825)

Issuance of Common Stock for Cash	1,395,000	1,395	699,105		700,500

Stock-based Compensation	-	-	194,196	-	194,196

Net Loss	-	-	-	(2,454,008)	(2,454,008)

Balance, December 31, 2017	59,895,000	$59,895	$7,139,409	$(4,091,017)	$3,108,287

See Accompanying Notes to Consolidated Financial Statements

F-6

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,454,008)	$(1,458,125)
Adjustments to Reconcile Net Loss to Net Cash Used Operating Activities
Depreciation	232,720	71,973
Stock-based Compensation	194,196	-
Loss on Disposal of Property and Equipment	818,591	-
Changes in Operating Assets and Liabilities
Inventories	(882,135)	(539,123)
Prepaid Expenses	(42,094)	19,846
Accounts Receivable	(79,901)	3,250
Deposits	(23,000)	-
Accrued Interest - Shareholders	16,230	-
Accrued Expenses	153,148	6,756
Accounts Payable	193,430	19,098
NET CASH USED IN OPERATING ACTIVITIES	(1,872,823)	(1,876,325)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Property and Equipment	(447,066)	(2,341,866)
NET CASH USED IN INVESTING ACTIVITIES	(447,066)	(2,341,866)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Capital Lease	-	(276,926)
Payments on Long-term Debt	(12,246)	(14,964)
Distributions to Shareholders	(41,428)	(88,982)
Proceeds from Note Payable Shareholders	1,030,080	-
Capital Contribution from Shareholders	575,195	4,676,866
Proceeds from Issuance of Common Stock	700,500	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,252,101	4,295,994
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(67,788)	77,803
CASH AND CASH EQUIVALENTS - Beginning of Year	95,591	17,788
CASH AND CASH EQUIVALENTS - End of Year	$27,803	$95,591

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$7,176	$28,717
Cash Paid for Income Taxes	$-	$-
Non-Cash Operating Activities
Acquisition Property and Equipment for a Capital Lease	$-	$599,574
Non-Cash Financing Activities
Distribution of Land Held for Investment	$18,397	$-

See Accompanying Notes to Consolidated Financial Statements

F-7

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SanSal Wellness Holdings Inc. (the “Company”), was incorporated as Armeau Brands Inc. in the State of Nevada on March 15, 2011. On October 13, 2017, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State changing the name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” The Company’s business objectives are to produce natural rich-hemp products, using strict natural protocols and materials yielding broad spectrum phytocannabinoid rich hemp oils, distillates and isolates. The Company is licensed by the Colorado Department of Agriculture to grow industrial hemp pursuant to Federal law on its farm.

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock, which represented 100% of 271 Lake Davis’s total membership interests outstanding immediately following the closing of the transaction. The transaction has been accounted for as a reverse merger, whereby 271 Lake Davis is the accounting survivor and the historical financial statements presented are those of 271 Lake Davis.

SanSal, LLC was a wholly owned subsidiary that was merged into 271 Lake Davis Holdings, LLC in January 2016.

Basis of Presentation

The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of SanSal Wellness Holdings, Inc. and 271 Lake Davis and its wholly owned subsidiary, SanSal, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from these estimates.

F-8

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurement

The Company has adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of the Company’s short and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At times, cash and cash equivalents may be in excess of FDIC insurance limits.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, “Revenue Recognition” (“ASC-605”), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product or servicers has not been delivered or provided or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

F-9

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories consist of growing and processed plants and oils and are valued at the lower of cost or net realizable value. In evaluating whether inventories are stated at lower of cost or net realizable value, management considers such factors as inventories in hand, estimated time to sell such inventories and current market conditions. Write-offs for inventory obsolescence are recorded when, in the opinion of management, the value of specific inventory items has been impaired.

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost. Improvements and replacements of property, plant and equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value. The Company has determined that no impairment exists at December 31, 2017 and 2016.

Compensation and Benefits

The Company records compensation and benefits expense for all cash and deferred compensation, benefits, and related taxes as earned by its employees. Compensation and benefits expense also includes compensation earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, “Measurement Objective – Fair Value at Grant Date,” the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share- based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

F-10

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments, and is recognized as expense over the service period.

Income Taxes

The Company was a Limited Liability Company (“LLC”) for income tax purposes until September 27, 2017 when the transaction referred to in Note 1 discussed in the “Nature of Business” occurred. In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income. Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements up to that date.

The Company accounts for income taxes under ASC 740 Income Taxes.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Effective September 27, 2017 the Company became taxed as a C-Corporation. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at December 31, 2017 and 2016.

F-11

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity is expected to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each performance obligation. ASU 2014-09, as deferred one year by ASU 2015-14, will be effective for annual reporting periods beginning after December 15, 2018 using either of two methods: (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU 2014-09. The Company has not yet selected a transition method and is currently evaluating the impact of the pending adoption of ASU 2014-09 on the financial statements.

F-12

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements (Continued)

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. This ASU will be effective for the Company for fiscal years beginning after December 15, 2016. The Company has adopted ASU 2015-11 and it did not have a material effect on its financial statements.

In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This Accounting Standards Update simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. Accounting Standards Update 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017. The Company early adopted this standard on a retrospective basis all deferred income tax assets and liabilities have been presented as noncurrent.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued ASU 2016-02 to increase transparency and comparability among Companies by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the standard.

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued.

F-13

NOTE 2:	INVENTORIES

At December 31, 2017 and 2016 inventory consists of:

	2017	2016
Inventory

Work in Progress	$1,370,148	$546,623
Finished Goods	44,802	-
Other	13,808	-

Inventory	$1,428,758	$546,623

During the years ending December 31, 2017 and 2016, the Company realized a loss from destruction of plants in the amounts of $202,920 and $478,707, respectively.

During the years ending December 31, 2017 and 2016, the Company recorded work in process inventory net of $33,000 and $60,000 reserves, respectively.

NOTE 3:	PROPERTY AND EQUIPMENT

	Life	December 31, 2017	December 31, 2016
PROPERTY AND EQUIPMENT
Land and Land Improvements	-	$398,126	$433,825
Building and Improvements	39	1,443,182	1,427,130
Greenhouse	39	693,987	691,456
Fencing and Irrigation	15	185,895	160,903
Machinery and Equipment	7	941,702	585,180
Furniture and Fixtures	7	216,116	204,893
Computer Equipment	5	20,053	21,019
Truck	5	16,161	16,161
Capital Lease Asset - not in service	-	-	815,180
		$3,915,222	$4,355,747
Less Accumulated Depreciation		(306,038)	(73,318)
Property and Equipment		$3,609,184	$4,282,429

Total depreciation expense was $232,720 and $71,973 for the years ended December 31, 2017 and 2016, respectively.

In August 2016 the company entered into a capital lease for the purchase of equipment. In January 2017, the lessor repossessed the equipment and the Company recorded a loss of $815,180 on the disposal of the equipment.

F-14

NOTE 4:	LONG-TERM DEBT

Long-term debt consisted of the following:

	2017	2016

Note Payable which requires monthly payments of $1,618 including interest at 6.00% per annum until February 1, 2020 when the balance is due in full. The note is secured by specific assets of the Company.	$112,903	$125,149

Mortgage Payable which requires monthly payments of $466 including interest at 6.00% per annum. The loan is secured by specific assets of the Company. In February 2017, the Company distributed the land to on one of the members.	-	50,603

Capital Lease Payable which requires monthly payments of $32,850 until May 2018, when the Company may purchase the equipment for $1. The Company made no payments since August 2016 and is currently in default with the lessor. (See Note 3)	538,254	538,254

	651,157	714,006
Less Current Portion	(551,191)	(390,600)
Long-Term Debt - net of current portion	$99,966	$323,406

Future principal payments for the next 5 years are as follows for the years ended December 31:

2018	$551,191
2019	13,735
2020	86,231
$651,157

F-15

NOTE 5:	STOCK-BASED COMPENSATION

The Company approved their 2017 Incentive Stock Plan on September 27, 2017 (the “Incentive Plan”) which authorizes the Company to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards up to a total of 7.5 million shares. Under the terms of the Incentive Plan, awards may be granted to our employees, directors or consultants. Awards issued under the Incentive Plan vest as determined by the Board of Directors or any of the Committees appointed under the Incentive Plan at the time of grant.

The Company’s outstanding stock options have a 10-year term. Outstanding non-qualified stock options granted to employees and a consultant vested immediately. Outstanding incentive stock options issued to employees vest over a three-year period. The incentive stock options granted vest based solely upon continued employment (“time-based”). The Company’s time-based share awards that vest in their entirety at the end of three-year periods, time-based share awards where 33.3% of the award vests on each of the three anniversary dates.

Stock-based compensation expense was as follows:

	Year Ended December 31:
	2017	2016
Non-Qualified Stock Options - Immediate	$194,196	$-
Incentive Stock Options - Time Bases	-	-
Total Stock-based Compensation Expense	$194,196	$-

Stock option activity was as follows in the years ended December 31, 2017 and 2016:

	Stock Options	Weighted- Average Exercise	Weighted- Average Remaining
Outstanding at December 31, 2016	-
Granted	3,199,890	$0.083	10 Years
Exercised	-
Forfeited/Canceled	-
Outstanding at December 31, 2017	3,199,890	$0.083	9.75 Years

Vested at December 31, 2017	2,550,000	$0.083	9.75 Years
Exercisable at December 31, 2017	2,550,000	$0.083	9.75 Years

F-16

NOTE 5:	STOCK BASED COMPENSATION (CONTINUED)

The Company estimated the fair value of each stock option on the date of grant using the Black Scholes valuation model with the following assumptions:

Valuation Assumptions
Risk-free interest rate	2.14% – 2.31%
Expected dividend yield	0%
Expected stock price volatility	105%
Expected life of stock options (in years)	10

NOTE 6:	OPERATING LEASES

On January 15, 2017, the Company entered an agreement with Pueblo, CO Board of Water Works to lease water for the Company’s cultivation process. The agreement went into effect as of November 1, 2016 with a term of 10 years expiring on October 31, 2026, with an option to extend the lease upon expiration for 10 additional years. This agreement replaced previously entered agreements with Pueblo, CO Board of Water Works. The lease requires annual non-refundable minimum service fees of $15,000 and a usage charge of $1,063 per acre for 30 acres. The minimum service fees and usage charges are subject to escalators for each year based upon percentage increases of Pueblo, CO Board of Water Works rates from the previous calendar year. Total water lease expense was $48,896 and $61,638 for the years ended December 31, 2017 and 2016, respectively.

On July 12, 2016, the Company entered an agreement to lease office space for a sales office for a term of 15 months expiring on October 31, 2017. The agreement required monthly lease payments of $4,078 and included three free months of rent. This lease was not renewed.

On November 9, 2016, the Company entered an agreement to lease office space for a sales office for a term of 7 months expiring on May 31, 2017. The lease required monthly lease payments of $704 and was not renewed.

As of December 31, 2017, operating leases have no minimum rental commitments.

F-17

NOTE 7:	COMMON STOCK

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock.

On November 9, 2017, Financial Industry Regulatory Authority authorized a 6-for-1 forward split of the Company’s issued and outstanding shares of common stock in the form of a stock dividend. Accordingly, shareholders of the Company as of the record date of November 9, 2017 received five additional shares of common stock for each share then held. All relevant information relating to number of shares and per share information have been retrospectively adjusted to reflect the split for all periods presented.

In September 2017, the Company issued 340,000 shares of common stock for proceeds of $170,000.

In October 2017, the Company issued 100,000 shares of common stock for proceeds of $50,000.

In November 2017, the Company issued 605,000 shares of common stock for proceeds of $302,500.

In December 2017, the Company issued 350,000 shares of common stock for proceeds of $178,000.

Prior to the merger referred to in Note 1, the members of the Company made capital contributions in aggregate of $4,676,866 and $575,195 during the years ended December 31, 2016 and 2017, respectively. There were also distributions to members of $88,982 and $59,825 during the years ended December 31, 2016 and 2017, respectively.

F-18

NOTE 8:	INCOME TAX

The reconciliation of income tax computed at the Federal statutory rate to the provision for income taxes from continuing operations is as follows:

	Year Ended December 31,
	2017	2016
Federal Taxes (credits) at statutory rates	$(518,000)	$-
Permanent differences	-	-
State and local taxes, net of Federal benefit	$(69,000)	-
Change in valuation allowance	587,000	-
	$-	$-

Components of deferred tax assets are as follows:

	2017	2016
Deferred Tax Assets;		$-
Net Operating Loss Carryforwards	$397,000	-
Total Deferred Tax Assets	397,000	-
Valuation Allowance	(162,000)	-

Total Deferred Tax Assets net of Valuation Allowance	$235,000	$-
Deferred Tax Liabilities;	-	-
Depreciation and Amortization	235,000	-
Total Deferred Tax Liabilities	235,000	-

Net Deferred Tax Assets	$-	$-

The Company has approximately $1,480,000 net operating loss carryforwards that are available to reduce future taxable income. Those NOLs begin to expire in 2038. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

The Company’s deferred tax liability associated with timing differences related to depreciation and amortization includes $207,000 of liability resulting from tax depreciation deducted in excess of GAAP depreciation prior to the Company becoming taxed as a C-Corporation. The Company’s deferred tax assets and liabilities have been remeasured to reflect the reduction in the U.S. corporate income tax rate from 35% to 21%, resulting in a deferred tax expense of $207,000 for the year ended December 31, 2017, as entire net deferred tax asset has been reduced to $0 by a valuation allowance.

F-19

NOTE 8:	INCOME TAX (CONTINUED)

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of foreign earnings. The Company has estimated its provision for income taxes in accordance with the 2017 Tax Act and the guidance available as of the date of March 30, 2018, but has kept the full valuation allowance. As a result, the Company has recorded no income tax expense in the fourth quarter of 2017, the period in which the 2017 Tax Act was enacted.

On December 22, 2017, the Securities and Exchange Commission published Staff Accounting Bulletin No. 118 (“SAB 118”), which addressed the application of GAAP in situations where the Company does not have the necessary information (including computations) available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the 2017 Tax Act. The deferred tax expense to be recorded in connection with the remeasurement of deferred tax assets is to be a provisional amount and a reasonable estimate at December 31, 2017, based upon the best information currently available. The ultimate result may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in the interpretations and assumptions that the Company has made, additional regulatory guidance that may be issued, and actions that the Company may take as a result of the 2017 Tax Act. Any subsequent adjustment to these amounts will be recorded in current tax expense in the quarter of 2018 when the analysis is complete. The accounting is expected to be complete when the Company’s 2017 federal corporate income tax return is filed in 2018.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of Colorado.

The Company adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company had no significant adjustments as a result of the implementation of FASB ASC 740.

NOTE 9:	CONCENTRATIONS

The Company had one customer in 2017 accounting for 72% of total sales. In 2016, three customers accounted for 20%, 19%, and 17% of sales.

The Company had one customer in 2017 accounting for 79% of accounts receivable. In 2016 there were no accounts receivable concentrations.

F-20

NOTE 10:	GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the year ended December 31, 2017, the Company had an accumulated deficit of $4,091,017, a net loss of $2,454,008, and a working capital deficit of $423,931. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success.

The Company is currently in the final stages of launching a new rebranded line of hemp oil and extract products as part of the Company’s increased focus on sales and marketing. The rebranded product line, including new trade name and packaging, is being developed to expand the company’s potential customer base. The newly branded products are expected to be available to consumers, retailers, and distributors in the second quarter of 2018, and will include vegan capsules, tinctures, lotions, salves, and oral syringes in various potency levels and flavors.

Currently, the Company incorporates an aggressive marketing plan to compete in the Cannabinoid industry. To become market leaders in the market, the Company will use three primary departments to market its products including: web-based marketing, traditional marketing, and medical marketing departments.

NOTE 11:	RELATED PARTY

The Company paid a related party $59,260 and $0 during the years ended December 31, 2017 and 2016, respectively for legal services. As of December 31, 2017 and 2016, the Company had related party legal accruals for $93,220 and $0, respectively.

The Company entered into various note payables with shareholders of the Company between March 2017 and September 2017. The notes bear interest between 2.00% and 3.00% per annum. Principal and interest are payable in one installment due July 31, 2018. The principal balance due on these notes is $1,030,080 and $16,230 of interest is accrued as of December 31, 2017.

NOTE 12:	SUBSEQUENT EVENTS

In January 2018, the Company issued 84,000 shares of common stock for proceeds of $168,000.

In March 2018, the Company issued 50,000 shares of common stock for proceeds of $100,000.

F-21

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,280	$27,803
Inventories	1,631,627	1,428,758
Accounts Receivable	180,834	79,901
Prepaid Expenses	18,646	42,094
Total Current Assets	$1,840,387	$1,578,556

PROPERTY PLANT AND EQUIPMENT, net of accumulated depreciation of $432,766 and $306,038, respectively	$3,482,456	$3,609,184

Deposits	$48,034	$23,000

TOTAL ASSETS	$5,370,877	$5,210,740

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

F-22

	June 30,	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$188,197	$245,082
Accrued Expenses	221,727	159,904
Accrued Interest - Related Parties	20,028	16,230
Notes Payable - Related Parties	1,049,324	1,030,080
Current Portion of Long Term Debt	544,852	551,191
Total Current Liabilities	$2,024,128	$2,002,487

LONG-TERM DEBT	$98,820	$99,966
Total Liabilities	$2,122,948	$2,102,453

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized, 76,200,096 and 59,895,000 shares issued and outstanding at June 30, 2018 and December 31, 2017 respectively	$76,200	$59,895
Additional Paid in Capital	8,742,109	7,139,409
Subscription Receivable	(797,934)	—
Accumulated Deficit	(4,772,446)	(4,091,017)
Total Stockholders’ Equity	$3,247,929	$3,108,287

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,370,877	$5,210,740

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

F-23

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2018	2017

Sales	$818,585	$500,305

Cost of sales	515,698	429,297

Gross profit	$302,887	$71,008

Operating Expenses
Selling, General and Administrative	$994,240	$566,649
Total Operating Expenses	$994,240	$566,649
Operating loss	$(691,353)	$(495,641)

Other Expense (Income)
Merger Expenses	$—	$215,680
Interest Expense - Related Party	7,446	—
Interest Expense - Other	6,557	15,207
Other Income	(23,927)	—
Total Other Expense (Income)	(9,924)	230,887

Loss before Provision for Income Taxes	$(681,429)	$(726,528)

Income Tax Provision	—	—

NET LOSS	$(681,429)	$(726,528)

Net Loss per Share	$(0.01)	$(0.01)

Weighted Average Shares Outstanding	62,108,573	58,500,000

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

F-24

SanSal Wellness Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(681,429)	$(726,528)
Adjustments to Reconcile Net Loss to Net Cash
Used Operating Activities
Depreciation	126,728	99,222
Stock-based Compensation	121,578	—
Changes in Operating Assets and Liabilities
Inventories	(202,869)	(601,899)
Prepaid Expenses	23,448	(15,639)
Accounts Receivable	(100,933)	—
Deposits	(25,034)	—
Accrued Interest - Shareholders	3,798	6,342
Accrued Expenses	61,823	143,244
Accounts Payable	(56,885)	(2,441)
NET CASH USED IN OPERATING ACTIVITIES	(729,775)	(1,097,699)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	$—	$(394,642)
NET CASH USED IN INVESTING ACTIVITIES	—	(394,642)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Long-term Debt	$(7,485)	$(7,849)
Proceeds from Note Payable Stockholders	19,244	—
Capital Contribution from Shareholders	—	876,340
Proceeds from Issuance of Common Stock	699,493	533,767
NET CASH PROVIDED BY FINANCING ACTIVITIES	711,252	1,402,258
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,523)	(90,083)
CASH AND CASH EQUIVALENTS - Beginning of Period	27,803	95,591
CASH AND CASH EQUIVALENTS - End of Period	$9,280	$5,508

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$13,347	$3,680
Cash Paid for Income Taxes	$—	$—
Non-Cash Financing Activities
Distribution of Land Held for Investment	$—	$18,397

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

F-25

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SanSal Wellness Holdings Inc. (the “Company”), was incorporated as Armeau Brands Inc. in the State of Nevada on March 15, 2011. On October 13, 2017, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State changing the name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” The Company’s business objectives are to produce natural rich-hemp products, using strict natural protocols and materials yielding broad spectrum phytocannabinoid rich hemp oils, distillates and isolates. The Company is licensed by the Colorado Department of Agriculture to grow industrial hemp pursuant to Federal law on its farm.

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock, which represented 100% of 271 Lake Davis’s total membership interests outstanding immediately following the closing of the transaction. The transaction has been accounted for as a reverse merger, whereby 271 Lake Davis is the accounting survivor and the historical financial statements presented are those of 271 Lake Davis.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2018, and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2018, are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Form 10-K for the year ended December 31, 2017, filed with the SEC on April 23, 2018.

Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of SanSal Wellness Holdings, Inc. and 271 Lake Davis and its wholly owned subsidiary, SanSal, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

F-26

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from these estimates.

Fair Value Measurement

The Company has adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of the Company’s short and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At times, cash and cash equivalents may be in excess of FDIC insurance limits.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope

F-27

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Inventories

Inventories consist of growing and processed plants and oils and are valued at the lower of cost or net realizable value. In evaluating whether inventories are stated at lower of cost or net realizable value, management considers such factors as inventories in hand, estimated time to sell such inventories and current market conditions. Write-offs for inventory obsolescence are recorded when, in the opinion of management, the value of specific inventory items has been impaired.

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost. Improvements and replacements of property, plant and equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Consolidated Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value. The Company has determined that no impairment exists at June 30, 2018 and December 31, 2017.

F-28

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Compensation and Benefits

The Company records compensation and benefits expense for all cash and deferred compensation, benefits, and related taxes as earned by its employees. Compensation and benefits expense also includes compensation earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, “Measurement Objective – Fair Value at Grant Date,” the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share- based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

F-29

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments, and is recognized as expense over the service period.

Income Taxes

The Company was a Limited Liability Company (“LLC”) for income tax purposes until September 27, 2017 when the transaction referred to in Note 1 discussed in the “Nature of Business” occurred. In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income. Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements up to that date.

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Effective September 27, 2017 the Company became taxed as a C-Corporation. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at June 30, 2018 and December 31, 2017.

F-30

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

New Accounting Pronouncements

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. This ASU will be effective for the Company for fiscal years beginning after December 15, 2016. The Company has adopted ASU 2015-11 and it did not have a material effect on its financial statements.

F-31

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements (Continued)

In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This Accounting Standards Update simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. Accounting Standards Update 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017. The Company early adopted this standard on a retrospective basis all deferred income tax assets and liabilities have been presented as noncurrent.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued ASU 2016-02 to increase transparency and comparability among Companies by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the standard.

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued.

F-32

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 2:	INVENTORIES

Inventory consists of:

	June 30,	December 31,
	2018	2017
Inventory
Work in Progress	$1,588,506	$1,370,148
Finished Goods	43,121	44,802
Other	—	13,808

Inventory	$1,631,627	$1,428,758

During the periods ending June 30, 2018 and December 31, 2017, the Company realized a loss from destruction of plants in the amounts of $0 and $202,920, respectively.

NOTE 3:	PROPERTY AND EQUIPMENT

		June 30,	December 31,
	Life	2018	2017
PROPERTY AND EQUIPMENT
Land and Land Improvements	—	$398,126	398,126
Building and Improvements	39	1,443,182	1,443,182
Greenhouse	39	693,987	693,987
Fencing and Irrigation	15	185,895	185,895
Machinery and Equipment	7	941,702	941,702
Furniture and Fixtures	7	216,116	216,116
Computer Equipment	5	20,053	20,053
Truck	5	16,161	16,161
		$3,915,222	$3,915,222
Less Accumulated Depreciation		(432,766)	(306,038)
Property and Equipment		$3,482,456	3,609,184

Total depreciation expense was $126,728 and $99,222 for the six-month periods ended June 30, 2018 and 2017, respectively.

F-33

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 4:	LONG-TERM DEBT

Long-term debt consisted of the following:

	June 30,	December 31,
	2018	2017

Note Payable which requires monthly payments of $1,618 including interest at 6.00% per annum until February 1, 2020 when the balance is due in full. The note is secured by specific assets of the Company.	$105,418	$112,903

Capital Lease Payable which requires monthly payments of $32,850 until May 2018, when the Company may purchase the equipment for $1. The Company made no payments since August 2016 and is currently in default with the lessor.	538,254	538,254

	643,672	651,157
Less Current Portion	(544,852)	(551,191)
Long-Term Debt - net of current portion	$98,820	$99,966

Future principal payments for the next 5 years are as follows for the years ended December 31:

2018	$544,852
2019	13,735
2020	85,085
$643,672

F-34

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 5:	STOCK-BASED COMPENSATION

The Company approved their 2017 Incentive Stock Plan on September 27, 2017 (the “Incentive Plan”) which authorizes the Company to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards up to a total of 7.5 million shares. Under the terms of the Incentive Plan, awards may be granted to our employees, directors or consultants. Awards issued under the Incentive Plan vest as determined by the Board of Directors or any of the Committees appointed under the Incentive Plan at the time of grant.

The Company’s outstanding stock options have a 10-year term. Outstanding non-qualified stock options granted to employees and a consultant vested immediately. Outstanding incentive stock options issued to employees vest over a three-year period. The incentive stock options granted vest based solely upon continued employment (“time-based”). The Company’s time-based share awards that vest in their entirety at the end of three-year periods, time-based share awards where 33.3% of the award vests on each of the three anniversary dates.

Stock-based compensation expense was as follows:

	Three Months Ended		Six Months Ended
	June 30:		June 30:
	2018	2017	2018	2017
Non-Qualified Stock Options - Immediate	$50,564	$—	$101,128	$—
Incentive Stock Options - Time Bases	—	—	—	—
Total Stock-based Compensation Expense	$50,564	$—	$101,128	$—

Stock option activity was as follows in the periods ended June 30, 2018 and December 31, 2017:

	Stock Options	Weighted- Average Exercise	Weighted- Average Remaining
Outstanding at December 31, 2017	533,336	$0.50	$9.75 Years
Granted	—
Exercised	—
Forfeited/Canceled	(25,000)	$0.50
Outstanding at June 30, 2018	508,336	$0.50	9.25 Years

Vested at June 30, 2018	425,001	$0.50	9.25 Years
Exercisable at June 30, 2018	425,001	$0.50	9.25 Years

F-35

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 5:	STOCK BASED COMPENSATION (CONTINUED)

The Company estimated the fair value of each stock option on the date of grant using the Black Scholes valuation model with the following assumptions:

Valuation Assumptions
Risk-free interest rate	2.14% – 2.31%
Expected dividend yield	0%
Expected stock price volatility	105%
Expected life of stock options (in years)	10

NOTE 6:	OPERATING LEASES

On January 15, 2017, the Company entered an agreement with Pueblo, CO Board of Water Works to lease water for the Company’s cultivation process. The agreement went into effect as of November 1, 2016 with a term of 10 years expiring on October 31, 2026, with an option to extend the lease upon expiration for 10 additional years. This agreement replaced previously entered agreements with Pueblo, CO Board of Water Works. The lease requires annual non-refundable minimum service fees of $15,000 and a usage charge of $1,063 per acre for 30 acres. The minimum service fees and usage charges are subject to escalators for each year based upon percentage increases of Pueblo, CO Board of Water Works rates from the previous calendar year. Total water lease expense was $11,724 for the six-month periods ended June 30, 2018 and 2017, respectively.

As of June 30, 2018, and December 31, 2017, operating leases have no minimum rental commitments.

NOTE 7:	COMMON STOCK

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock.

On November 9, 2017, Financial Industry Regulatory Authority authorized a 6-for-1 forward split of the Company’s issued and outstanding shares of common stock in the form of a stock dividend. Accordingly, stockholders of the Company as of the record date of November 9, 2017 received five additional shares of common stock for each share then held. All relevant information relating to number of shares and per share information have been retrospectively adjusted to reflect the split for all periods presented.

During the six-month period ended June 30, 2018 the Company issued 14,114,000 common stock shares in exchange for cash payment of $699,443, subscription receivable of $797,934, and marketing services of $20,500 for a total purchase price of $1,517,877. The outstanding balance due is presented on the balance sheet as a Subscription Receivable.

F-36

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 7:	COMMON STOCK (CONTINUED)

On May 18, 2018 the Company entered into a convertible promissory note in the amount of $175,000 with an automatic conversion feature if the company consummates a qualified financing where the principal and all accrued but unpaid interest shall automatically convert into shares with a 20% discount to the effective per share offering price. On May 30, 2018 the note and accrued interest converted to equity in the form of 2,191,096 shares of common stock.

NOTE 8:	INCOME TAX

The reconciliation of income tax computed at the Federal statutory rate to the provision for income taxes from continuing operations is as follows:

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2018	2018
Federal Taxes (credits) at statutory rates	$(176,000)	$(300,000)
Permanent differences	—	—
State and local taxes, net of Federal benefit	$(20,000)	$(36,000)
Change in valuation allowance	196,000	336,000
	$—	$—

	June 30,	December 31,
	2018	2017
Components of deferred tax assets are as follows:
Deferred Tax Assets;
Net Operating Loss Carryforwards	$440,000	$397,000
Lease Payable	142,000	—
Accrued Related Party Expenses	21,000	—
Inventory Reserve	22,000	—
Accrued Officer Salary	53,000	—
Total Deferred Tax Assets	678,000	397,000
Valuation Allowance	(498,000)	(162,000)

Total Deferred Tax Assets net of Valuation Allowance	$180,000	$235,000
Deferred Tax Liabilities;	—	—
Depreciation and Amortization	175,000	235,000
Prepaid Expense	5,000	—
Total Deferred Tax Liabilities	180,000	235,000
Net Deferred Tax Assets	$—	$—

The Company has approximately $1,600,000 net operating loss carryforwards that are available to reduce future taxable income. Those NOLs begin to expire in 2038. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

F-37

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 8:	INCOME TAX (CONTINUED)

The Company’s deferred tax liability associated with timing differences related to depreciation and amortization includes $188,000 of liability resulting from tax depreciation deducted in excess of GAAP depreciation prior to the Company becoming taxed as a C-Corporation. The

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of foreign earnings. The Company has estimated its provision for income taxes in accordance with the 2017 Tax Act and the guidance available as of the date of March 30, 2018, but has kept the full valuation allowance. As a result, the Company has recorded no income tax expense in the fourth quarter of 2017, the period in which the 2017 Tax Act was enacted.

On December 22, 2017, the Securities and Exchange Commission published Staff Accounting Bulletin No. 118 (“SAB 118”), which addressed the application of GAAP in situations where the Company does not have the necessary information (including computations) available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the 2017 Tax Act. The deferred tax expense to be recorded in connection with the remeasurement of deferred tax assets is to be a provisional amount and a reasonable estimate at June 30, 2018, based upon the best information currently available. The ultimate result may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in the interpretations and assumptions that the Company has made, additional regulatory guidance that may be issued, and actions that the Company may take as a result of the 2017 Tax Act. Any subsequent adjustment to these amounts will be recorded in current tax expense in the quarter of 2018 when the analysis is complete. The accounting is expected to be complete when the Company’s 2017 federal corporate income tax return is filed in 2018.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of Colorado.

The Company adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company has no significant adjustments as a result of the implementation of FASB ASC 740.

F-38

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 9:	CONCENTRATIONS

The Company had two customers in the six months ended June 30, 2018 accounting for 45% and 15% of total sales. For the six months ended June 30, 2017, two customers accounted for 66% and 12% of sales.

The Company had two customers in the three months ended June 30, 2018 accounting for 37% and 12% of total sales. For the three months ended June 30, 2017, two customers accounted for 81% and 13% of sales.

The Company had two customers at June 30, 2018 accounting for 60% and 13% or accounts receivable. At June 30, 2017, one customer accounted for 79% of accounts receivable.

NOTE 10:	GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the six months ended June 30, 2018, the Company had an accumulated deficit of $4,772,446, a net loss of $681,429, and a working capital deficit of $183,741. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success.

The Company recently launched a new rebranded line of hemp oil and extract products as part of the Company’s increased focus on sales and marketing. The rebranded product line, including new trade name and packaging, is being developed to expand the company’s potential customer base. The newly branded products became available to consumers, retailers, and distributors in the second quarter of 2018, and will include vegan capsules, tinctures, lotions, salves, and oral syringes in various potency levels and flavors.

Currently, the Company incorporates an aggressive marketing plan to compete in the Cannabinoid industry. To become market leaders in the market, the Company will use three primary departments to market its products including: web-based marketing, traditional marketing, and medical marketing departments.

NOTE 11:	RELATED PARTY

The Company incurred $62,020 and $0 of legal expenses during the three months period and $101,220 and $0 during the six-month period ended June 30, 2018 and 2017, respectively for legal services. As of June 30, 2018 and December 31, 2017, the Company had related party legal accruals for $60,440 and $93,220, respectively.

F-39

SanSal Wellness Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 11:	RELATED PARTY (CONTINUED)

The Company entered into various note payables with stockholders of the company between June 2017 and June 2018. The notes bear interest between 2.00% and 3.00% per annum. Principal and interest are payable in one installment due July 31, 2018. The principal balance due on these notes was $1,049,324 and $1,030,080 as of June 30, 2018 and December 31, 2017. Interest accrued was $20,028 and $16,230 for the six months ending June 30, 2018 and December 31, 2017, respectively. The Company issued stock incentives to various directors and employees. Refer to Note 5 for additional details.

F-40

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees		$1,981.32
Transfer Agent Fees	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

All amounts are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Nevada law.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended (all share numbers herein give pro forma effect to a six for one forward stock split implemented on November 8, 2017):

(a)       On January 20, 2016, we entered into a private placement agreement with Cassandra Tavukciyan. Pursuant to the agreement, we agreed to the issuance of an aggregate of 25,00,000 shares of common stock at a purchase price of $0.002 per share, for total proceeds of $15,000. These shares were issued to Ms. Tavukciyan, who is a non-U.S. Person (as that term is defined in Regulation S of the Securities Act), in an offshore transaction relying on Regulation S of the Securities Act.

(b)       On September 27, 2017 (“Closing”), the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with all the members of 271 Lake Davis Holdings, LLC (the “Members”). Pursuant to the Exchange Agreement, at Closing we acquired all the outstanding limited liability company interests from the Members in exchange for the issuance to the Members, pro rata, of 46,800,000 shares of our common stock.

(c)       Contemporaneously with Closing, we sold 340,000 “restricted” shares of our common stock at a purchase price of $0.50 per share to four “accredited investors” in a private offering.

(d)       Effective between November 27, 2017 and January 17, 2018, we sold 414,000 shares of our common stock at a purchase price of $0.50 per share to five “accredited investors” in a private offering In connection with private offering we paid a $3,336 placement fee paid to a single foreign broker-dealer.

(e)       Effective March 12, 2018, we issued 50,000 shares of our common stock to a media marketing company for services rendered valued at $20,500.

(f)       During the three months ended March 31, 2018, the Company sold (i) 180,000 shares at a price of $0.50 per share to a single “accredited investor” in a private transaction; and (ii) 120,000 shares at a price of $0.25 per share to a single “accredited investor” in a private transaction.

(g)        On July 31, 2018, the Company completed a private offering of 29,250,000 Units to a group of “accredited investors” at a price of $0.10 per Unit for total cash proceeds of $2,925,000. Each Unit consisted of (i) one share of the Company’s common stock; and (ii) one five-year common stock purchase warrant (“Warrants”), exercisable at a price of $0.15.  In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single “accredited investor” in a private transaction, converted in accordance with its terms into 2,187,500 Units at the first closing of the private offering.

WestPark Capital, Inc., a member of the Financial Industry Regulatory Authority, acted as the Company’s exclusive placement agent (the “Placement Agent” or “WestPark”) for the private offering. The Placement Agent was paid (i) a commission equal to 10% of the aggregate offering price of Units sold in the private offering; and (ii) a non-accountable expense allowance equal to 3% of the aggregate offering price of Units sold in the private offering. In addition, the Placement Agent received a seven-year warrant to purchase a number of Units equal to 10% of the total Units sold in the private offering, with an exercise price of $0.10 per Unit. The Company has also paid the Placement Agent (i) a $15,0000 non-refundable retainer for agreeing to act as placement agent for the private offering; and (ii) $10,000 for the Placement Agent’s legal fees.

(h)       Subsequent to completion of the private offering described in (g) above, the Company retained WestPark to solicit exercise of the Warrants. In connection therewith, SanSal Wellness has agreed to pay WestPark, a warrant solicitation fee in cash equal to five percent (5%) of the gross proceeds raised from exercise of the Warrants. The Company also engaged WestPark under an Investment Banking Advisory Agreement, which provides for additional fees in the form of cash and warrants. As of October 3, 2018, 4,825,000 of the Warrants have been exercised, resulting in proceeds to the Company, net of WestPark’s warrant solicitation fee of $36,188, of $687,562.

Except as otherwise specifically noted above (a) all of the securities offered and sold in several private transactions described herein, were offered and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder; and (b) no compensation was paid for the offering and sale of those securities..

ITEM 16.	EXHIBITS

Exhibit Number	Description

3.1(i)	Amended and Restated Articles of Incorporation(1)

3.2	Amended By-Laws (2)

5.1	Opinion of Gutiérrez Bergman Boulris, PLLC (3)

10.1	Securities Exchange Agreement (4)

10.2	Employment Agreement with Alexander M. Salgado (4) *

10.3	Employment Agreement with Erduis Sanabria (4) *

10.4	2017 Stock Incentive Plan (4) *

10.5	Voting Agreement (4) *

10.6	Code of Ethics (5)

10.7	Form of Warrant(6)

10.8	Form of Registration Rights Agreement(6)

10.9	Employment Agreement with Dave Smith (7) *

16.1(a)	Letter from Saturna Group Chartered Professional Accountants LLP (8)

16.1(b)	Letter to Securities and Exchange Commission from Paritz & Company, P.A, dated November 1, 2018 (9)

21.1	Subsidiaries of Registrant (5)

23.1	Consent of Paritz and Company, P.A. (10)

23.2	Consent of Gutiérrez Bergman Boulris, PLLC (Included in Exhibit 5.1) (3)

24	Power of Attorney (included in signature page to this registration statement)

(1)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated November 13, 2017 and incorporated herein by reference.

(2)	Filed as an exhibit the registrant’s Registration Statement on Form S-1 (File No. 333-210190) and incorporated herein by reference.

(3)	To be filed by amendment.

(4)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated November 13, 2017 and incorporated herein by reference.

(5)	Filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference.

(6)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated June 19, 2018 and incorporated herein by reference.

(7)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated October 22, 2018 and incorporated herein by reference.

(8)	Filed as an exhibit to Amendment No.1 to the registrant’s Current Report on Form 8-K/A dated November 30, 2017 and incorporated herein by reference.

(9)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated October 31, 2018 and incorporated herein by reference.

(10)	Filed herewith.

*Management incentive or compensation plan.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)           to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Fort Lauderdale, Florida, on November 1, 2018.

SANSAL WELLNESS HOLDINGS, INC.

By:	/s/ Alexander M. Salgado
Alexander N. Salgado, Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander M. Salgado and Erduis Sanabria, and each of them, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signatures	Title(s)	Date

/s/ Alexander M Salgado	Chief Executive Officer and Director
Alexander M. Salgado	(Principal Executive, Financial and Accounting Officer)	November 1, 2018

/s/ Erduis Sanabria	Executive Vice President and Director	November 1, 2018
Erduis Sanabria